LOAN AGREEMENT

                         Dated as of September 9, 1998

                                     Among

                               EDO CORPORATION,
                                 the Borrower

                               MELLON BANK, N.A.
                          EUROPEAN AMERICAN BANK and
                                 KEYBANK, NA,
                           collectively, the Lenders

                                      and
                              MELLON BANK, N.A.,
                       as the Agent and the Issuing Bank


LOAN AGREEMENT, dated as of September 9,1998, among EDO CORPORATION, a New York corporation ("Borrower"); MELLON BANK, N.A., a national banking association ("Mellon"); EUROPEAN AMERICAN BANK, a commercial bank organized and existing under the laws of the State of New York ("EAB"); KEYBANK, NA, a national banking association ("KeyBank"; Mellon, EAB and KeyBank are hereinafter each referred to individually as a "Lender", and collectively as the "Lenders"); Mellon, as issuer of the Letters of Credit (Mellon, in such capacity, and any successor issuing bank shall be referred to hereinafter as the "Issuing Bank") and Mellon, as agent for the Lenders and the Issuing Bank (Mellon, in such capacity, and any successor agent shall be referred to hereinafter as the "Agent").

BACKGROUND

At the Borrower's request the Lenders have agreed to provide the Revolving Credit to the Borrower, the Issuing Bank has agreed to issue Letters of Credit and the Lenders have agreed to participate in the Letter of Credit Liability, in each case on the terms and conditions herein contained. The purposes of the Revolving Credit are (A) to help finance acquisitions otherwise permitted pursuant to Section 6.15 hereof or consented to in writing by the Agent, and
(B) for working capital and general corporate purposes.


ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS


Section I.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined): "Account" has the meaning given to such term in the U.C.C.

"Accumulated Funding Deficiency" has the meaning given to such term in section 302(a)(2) of ERISA.

"Acquisition Consideration" means the sum of (without duplication) (A) cash paid, (B) debt incurred or assumed, (C) guarantees given or incurred and (D) the value of any other consideration given by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition.

"Adjusted Base Rate" means the Floating Base Rate plus the Applicable Margin. The Adjusted Base Rate shall change simultaneously with each change in the Floating Base Rate or Applicable Margin.

"Adjusted LIBOR" means LIBOR plus the Applicable Margin.

"Administrative Fee" has the meaning given to such term in Section 2.4 hereof.

"Advance" has the meaning given to such term in Section 2.1 hereof.

"Affiliate" of any Person means (A) any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person and (B) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of such Person or of a Person who is an Affiliate of such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise, provided that no employee, officer or director of such Person shall be considered an Affiliate of such Person solely by reason of their status as such an officer, director or employee.

"Agent" has the meaning given to such term in the introductory paragraph hereof.

"Agreement" means this Loan Agreement, as the same may be amended, supplemented, or modified from time to time.

"Amount of Unfunded Benefit Liabilities" has the meaning given to such term in section 4001(a)(18) of ERISA.

"Applicable Margin" means for Base Rate Loans, 0% per annum, and for LIBOR Loans, 1.5% per annum, provided that so long as no Event of Default has occurred and is continuing hereunder, from and after September 1, 1998, the foregoing shall continue in effect unless otherwise specified in accordance with the table and text below:

If the ratio of Net Total Debt             Then the Applicable Margin is
      to EBITDA is:                  For Base Rate Loans:     For LIBOR Loans:
------------------------------------------------------------------------------
Less than 2.0                                  0%                   1.5%
2.0 or greater but less than 2.5               0%                   2.0%
2.5 or greater but less than 3.0               0%                   2.25%
3.0 or greater but less than 3.5            0.25%                   2.5%
3.5 or greater                              0.25%                   2.75%

The calculation of the Applicable Margin pursuant to the above table shall be made each time the Borrower is required to submit a Compliance Certificate hereunder, based upon the immediately preceding twelve (12) month period, as reflected in the Compliance Certificate delivered by the Borrower and the Consolidated balance sheet as of the last day of such period and supporting calculations for such period. In the event that the Applicable Margin changes, such change shall become effective, for the then outstanding principal balance of the Revolving Credit and all Advances thereafter made, as of the first day of the month immediately following the month in which the Compliance Certificate of the Borrower is delivered to the Agent.

"Assignment Agreement" has the meaning given to such term in Section 9.11 hereof.

"Associate" of any Person means (A) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (B) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such Person, or any relative of such spouse, (D) if such Person is a corporation, any officer or director of such Person, or (E) if such Person is a partnership, any partner in such Person.

"Automotive" means EDO Automotive Natural Gas, Inc., a Delaware corporation.

"Barnes" means Barnes Engineering Co., a Delaware corporation.

"Base Rate Loans" means any portion of the Revolving Credit to which the Adjusted Base Rate is applicable.

"Books and Records" has the meaning given to such term in Section 3.1 hereof.

"Borrower" has the meaning given to such term in the introductory paragraph hereof.

"Borrowing Base" means the sum of (A) 85% of billed Eligible Accounts other than International Accounts qualifying as Eligible Accounts by reason of the proviso contained in clause (L) of the definition of "Eligible Accounts" plus
(B) 65% of billed International Accounts qualifying as Eligible Accounts by reason of the proviso contained in clause (L) of the definition of "Eligible Accounts", plus (C) 40% of Eligible Unbilled Accounts plus (D) the least of (1) 25% of Eligible Inventory, (2) $10,000,000.00 or (3) 30% of the Commitment being utilized as of the date of determination; provided that with respect to clauses (B) and (C), the Agent, in its sole discretion, may, from time to time, reduce the foregoing percentages as they apply to International Accounts; and provided further that the Agent shall have the right to determine whether and to what extent Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory of a Subsidiary of the Borrower hereafter created or acquired is to be included in the Borrowing Base.

"Borrowing Base Certificate" means a certificate of the Borrower in the form attached hereto as Exhibit 2.2(A).

"Business Day" means a day other than a Saturday, Sunday, or other day on which banks are authorized or required to close under the laws of Pennsylvania or under Federal law.

"Cash Equivalents" means (A) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (B) time deposits, certificates of deposit or bankers' acceptances of (1) any Lender or (2) any commercial bank having capital and surplus in excess of $100,000,000.00 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill Inc.) or any successor rating agency ("S&P") or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or any successor rating agency ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Agent in its reasonable judgment), (C) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Agent in its reasonable judgment),
(D) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, in each case provided in clauses
(A), (B), (C), and (D) above, maturing within twelve months after the date of acquisition, and (E) any other security or obligation consistent with the EDO Corporation Investment Policy/Guidelines in effect on the date hereof, as described on Exhibit 1.1(D) attached hereto and made a part hereof.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time.

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information Systems List, as the same may be amended from time to time.

"Chattel Paper" has the meaning given to such term in the U.C.C..

"Closing Date" means the first date on which all of the conditions precedent set forth in Article IV are satisfied.

"COBRA Violation" means any violation of the "continuation coverage requirements" of "group health plans" of former section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988) and of section 4980B of the Code (as in effect for tax years beginning on or after January 1, 1989) and Part 6 of Subtitle B of Title I of ERISA.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all property which serves or is intended to serve as collateral for any of the Liabilities hereunder, under any of the Loan Documents and/or any other agreement, document or instrument now or hereafter entered into.

"Commitment" means, as determined from time to time, the lesser of (A) Thirty Million Dollars ($30,000,000.00) less any reduction of the unutilized principal of the Revolving Credit in accordance with Sections 2.1(D) or 2.6 hereof, or
(B) the Borrowing Base.

"Commitment Fee" has the meaning given to such term in Section 2.4 hereof.

"Compliance Certificate" means a certificate of the chief financial officer of the Borrower in substantially the form of Exhibit 1.1(C) attached hereto and made a part hereof as to each of the following: (A) the absence of any Default or Event of Default on such date, or, if any Default or Event of Default then exists, the existence of each, with a description thereof in reasonable detail and a statement of the action taken and to be taken by the Borrower to cure or attempt to cure each such Default or Event of Default (provided that the acceptance by any of the Lender Group of a Compliance Certificate stating that any Default or Event of Default has occurred shall not constitute a waiver of any such Default or Event of Default or remedy available as a result thereof),
(B) the truth of the representations and warranties herein and in the other Loan Documents as of such date, and (C) compliance (or if required by the terms of this Agreement respecting delivery of a Compliance Certificate, pro forma compliance after taking into account the acquisitions or other events triggering the requirement herein for such pro forma Compliance Certificate) with the financial covenants and limitations set forth in Sections 6.4, 6.15, 6.17, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30 and 6.31.

"Consents" has the meaning given to such term in Section 4.1 hereof.

"Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation.

"Consolidated Net Worth" means, as of the date of determination, the stockholder equity of the Borrower and its Subsidiaries, on a Consolidated basis.

"Consolidating" refers to the separation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.

"Contingent Liability" means as to the Borrower and its Subsidiaries (for purposes of this definition, collectively referred to as "guaranteeing person") any obligation of (A) the guaranteeing person or (B) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, security or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (4) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Liability of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Liability, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Liability shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof.

"Contribution Amount" means that portion of the amount which the Borrower (or any of the Guarantors) are required to contribute from time to time to the ESOT to enable the ESOT to pay amounts owing under the ESOT Loan Documents as they become due, which is expensed on the financial statements of the Borrower in accordance with GAAP.

"Controlled Group" means all trades or businesses which are under common control (as defined in section 4001(b)(1) of ERISA) with the Borrower or any of its Subsidiaries.

"Credit Obligation" means any obligation for the payment of Indebtedness, including without limitation for borrowed money or the installment purchase price of property or on account of a lease of property which, in accordance with GAAP, is capitalized, and also means any obligation under a guaranty or suretyship agreement covering obligations of such type.

"Current Maturities" means (A) those portions of Credit Obligations of the Borrower and its Subsidiaries determined on a Consolidated basis, including without limitation capital leases and the Liabilities, and (B) those portions of the ESOT Loan, , in each such case that was payable over the previous one year period, and in the case of any payment of the Revolving Credit, to the extent that the amount of such prepayment is not available for reborrowing due to a reduction in Commitment in accordance with Section2.6.

"Default" means the occurrence or non-occurrence of an event which but for the giving of notice, the passage of time, or both would constitute an Event of Default.

"Default Rate" has the meaning given to such term in Section 2.8 hereof.

"Defined Benefit Pension Plan" means an employee benefit pension plan (other than a Multiemployer Plan) covered by Title IV of ERISA as provided in section 4021 of ERISA.

"Defined Contribution Plan" means an individual account plan as defined in section 3(34) of ERISA.

"Delinquent Purchaser" means a Purchaser more than thirty percent (30%) of whose aggregate Account indebtedness to the Borrower and/or its Subsidiaries or any of them is more than 90 days past due.

"Documents" has the meaning given to such term in the U.C.C.

"Dollars" and "$" mean lawful money of the United States of America.

"Domestic Subsidiary" means a Subsidiary of the Borrower or any of its Subsidiaries which is organized under the laws of the United States or of one of the states or territories thereof.

"EBITDA" means, on any date of determination, with respect to the Borrower and its Subsidiaries determined on a Consolidated basis, net income prior to income taxes for the last four (4) consecutive, completed fiscal quarters ending on or prior to such date of determination (or where expressly set forth herein, from and after a certain date), adjusted to exclude the following items (without duplication) of income or expenses to the extent that such items are included in the calculations of net income: (A) Interest Expense, (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense,
(E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, (H) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting) and (J) the Contribution Amount.

"Effective Date" means, for LIBOR Loans, the date the Borrower designates as the date on which a LIBOR Interest Period is to commence pursuant to Article II hereof.

"Eligible Account" means any Account created in an arm's length transaction which meets all of the following specifications at the time of determination of Eligible Accounts: (A) the Account is lawfully owned by the Borrower or any of its Subsidiaries free and clear of all liens, security interests or prior assignments (except as contemplated in the Intercreditor Agreement), and the Borrower or such Subsidiary has the right to grant a security interest therein (subject to the procedures required to effect and/or perfect such assignment or grant, set forth in applicable federal or state law); (B) the Account is valid and enforceable; (C) the amount of the Eligible Accounts from each Purchaser shall be net of (1) the aggregate amount subject to any defense, set-off, counterclaim, warranty claim, credit, allowance or adjustment relating to Eligible Accounts, and (2) the credit balance of any defense, set-off, counterclaim, warranty, claim, credit, allowance or adjustment relating to an Account which is not an Eligible Account; (D) if the Account arises from the sale of goods, to the extent such goods have been delivered, the Purchaser has accepted such goods, and no part of such goods have been returned, rejected, lost or damaged; (E) if the Account arises from the sale of goods by the Borrower or any of its Subsidiaries, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreements, and such goods have been shipped or otherwise made available to the Purchaser in accordance with the Borrower's or such Subsidiary's agreements with such Purchaser; (F) if the Account arises from the performance of services, such services have actually been performed;
(G) the Account has arisen in the ordinary course of business of the Borrower or any of its Subsidiaries; (H) no notice of the bankruptcy, receivership, reorganization or insolvency of the Purchaser owing such Account has been received by the Agent, any Lender, the Borrower or any of its Subsidiaries, provided that if an Account included by the Borrower as an Eligible Account on a Borrowing Base Certificate is rejected by the Agent solely for the reason set forth in this clause (H), the Agent shall promptly notify the Borrower thereof (either orally or in writing); (I) the Account has been invoiced on or about the date on which the Inventory or other goods or the performance of service to which such invoice relates has been delivered or performed, as the case may be, and has remained unpaid for less than 91 days from the earlier of the date of shipment or the date of invoice; (J) if (1) the Purchaser is a state, territory or local government or governmental agency that has in effect a statute, regulation or other law relating to the assignment of claims or payments under contracts with such state, territory or local governments or governmental agency, and (2) such Account arises under a contract or agreement or in connection with a transaction from which the Borrower or any of its Subsidiaries reasonably anticipates total invoices to equal or exceed $1,000,000.00 or if otherwise required by the Agent, then the Borrower or such Subsidiary has delivered to the Agent all notices, assignments and other instruments necessary for such Account to have been effectively assigned and perfected under such statute (whether or not the Agent shall have delivered, recorded and/or filed any such notices, assignments or other instruments as may be required by such state law); (K) the Purchaser is not the Federal government or any Federal governmental agency except to the extent (1) such agency and the subject Account are subject to the Federal Assignment of Claims Act, and (2) if the Account arises under a contract or agreement or in connection with a transaction from which the Borrower or any of its Subsidiaries reasonably anticipates total invoices to equal or exceed $1,000,000.00 or if otherwise required by the Agent, the Borrower or such Subsidiary has delivered to the Agent all notices, assignments and other instruments necessary for such Account to have been assigned and notice given under the Federal Assignment of Claims Act (whether or not the Agent shall have delivered such notice and assignment to the applicable governmental agency in accordance with the Federal Assignment of Claims Act); (L) the Account is not an International Account, unless such Account is a Secured Account, provided however that, at each time of determination at the request of the Borrower the Agent shall have the right at its sole discretion to designate as Eligible Accounts up to an aggregate of $4,000,000.00 of International Accounts not constituting Secured Accounts but satisfying the other requirements of an Eligible Account; (M) the payment for such Account has not been returned uncollected for any reason; (N) the Purchaser for such Account is not otherwise in default pursuant to the terms underlying the agreement creating such Account; (O) the Purchaser owing such Account is not the Borrower or an Affiliate or Subsidiary of the Borrower; (P) the Account is not a contra Account; (Q) the Account is not owed by a Delinquent Purchaser or any Subsidiary or Affiliate of a Delinquent Purchaser;
(R) the Account is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Lender Group subject only to those Permitted Encumbrances which are permitted to be senior to or pari passu with the security interest of the Agent pursuant to Section 6.4 hereof; (S) the Purchaser owing such Account is located in and maintains assets in a state the courts of which are available to the owner of such Account to enforce such Account without the need of such owner to cure any failure to qualify to do business, to file any overdue tax returns, to pay any past due tax due, to file any past due business activities reports or to comply with any other requirement for the use of such courts; (T) if such Account is evidenced or secured by an Instrument, a letter of credit or a judgment, any and all such judgments have been assigned to the Agent, copies (or if requested by the Agent, originals) of any such Instruments and letters of credit have been delivered to the Agent and if requested by the Agent assigned to the Agent; and
(U) such Account is otherwise acceptable to the Agent in its reasonable judgment; provided however that the Agent may adjust the standard for determination of Eligible Accounts upon completion of any field audit to the extent the Agent reasonably determines any such adjustment to be necessary or appropriate. It is expressly understood and agreed that if the Borrower or any of its Subsidiaries, (i) has been debarred or suspended by any governmental authority, or has been issued a notice of proposed debarment or notice of proposed suspension by any governmental authority; (ii) is a party to any contractual obligation with any governmental authority which has been actually terminated due to such Borrower's or Subsidiary's alleged fraud, willful misconduct or any other wrongdoing; (iii) is a party to any contractual obligation with any governmental authority which has been actually terminated for any other reason whatsoever, which could result in liability or expense in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00), or (iv) has been issued a cure notice or show cause notice under any contractual obligation with any governmental authority involving amounts in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) and has failed to cure the default giving rise to such cure notice or failed to resolve the matter set forth in the show cause notice (a) within the time period available to the Borrower or such Subsidiary, pursuant to such contractual obligation with any governmental authority and/or such notice or (b) before the date on which the contractual obligation terminates as a consequence of such default or matter set forth in the show cause notice then in any such event, any and all Accounts of such Borrower or Subsidiary, may, in the sole but reasonable discretion of the Agent, be deemed and treated by the Agent as ineligible Accounts and shall not be "Eligible Accounts".

"Eligible Assignee" means: (A) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000.00; (B) any Lender or any Affiliate of any Lender having a net worth of at least $100,000,000.00; (C) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having net worth of at least $100,000,000.00; or (D) a finance company, insurance company or other financial institution or investment entity having total assets in excess of $100,000,000.00 (whether a corporation, partnership, trust or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans of a revolving nature in the ordinary course of its business.

"Eligible Inventory" means Inventory of the Borrower or any of its Subsidiaries valued at the lower of cost or market, which: (A) is work-in-process, raw materials or finished goods; (B) is not being held on consignment; (C) is not subject to a security interest except in favor of the Agent for the benefit of the Lender Group and except for Permitted Encumbrances; (D) is located at one of the locations identified on Exhibit 3.6 hereto and is stored in a manner acceptable to the Agent; (E) conforms in all respects to the representations and warranties relating to Inventory contained herein; (F) is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Lender Group subject only to those Permitted Encumbrances which are senior to or pari passu with the security interest of the Agent pursuant to
Section 6.4 hereof; and (G) is otherwise acceptable to the Agent in its reasonable judgment.

"Eligible Unbilled Account" means an Account created in an arm's length transaction which is an "unbilled account" according to GAAP which meets all of the following specifications at the time of determination (A) the Account is lawfully owned by the Borrower or any of its Subsidiaries free and clear of all liens, security interests or prior assignments (except as contemplated in the Intercreditor Agreement), and the Borrower or such Subsidiary has the right to grant a security interest therein (subject to the procedures required to effect and/or perfect such assignment or grant, set forth in applicable federal or state law); (B) no notice of the bankruptcy, receivership, reorganization or insolvency of the Purchaser with respect to such Account has been received by the Agent, any Lender, the Borrower or any of its Subsidiaries, provided that, if an Account included by the Borrower as an Eligible Unbilled Account on a Borrowing Base Certificate is rejected by the Agent solely for the reason set forth in this clause (B), the Agent shall notify the Borrower thereof (either orally or in writing); (C) the Purchaser with respect to such Account is not the Borrower or an Affiliate or Subsidiary of the Borrower; (D) the Account is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Lender Group, subject only to those Permitted Encumbrances which are permitted to be senior or pari passu with the security interest of the Agent pursuant to Section 6.4 hereof; (E) if such Account relates to a purchase order or contract, such purchase order or contract is the valid and enforceable obligation of the Purchaser owed to and owned by the Borrower or any of its Subsidiaries free and clear of all liens, security interests or prior assignments (except as contemplated in the Intercreditor Agreement); and (F) such Account is otherwise acceptable to the Agent in its reasonable judgment.

"Employee Benefit Plan" has the meaning given to such term in section 3(3) of ERISA.

"Energy" means EDO Energy Corporation, a Delaware corporation.

"Environmental Approvals" means any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, any governmental authority pursuant to or required under any Environmental Law.

"Environmental Claim" means, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any governmental authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (A) violation of any Environmental Law, (B) liability under any Environmental Law or (C) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials or other toxic substance at any location, whether or not owned by such Person.

"Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List (as established under CERCLA), on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

"Environmental Concern Materials" means any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic material, industrial chemical waste, pollutant, contaminant, raw material, substance, product or by-product of any substance now or hereafter specified in or regulated by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state law), asbestos, any petroleum products or compounds and polychlorinated biphenyl.

"Environmental Law" means any federal, state or local statute, law, rule, ordinance, regulation, standard, permit or requirement whether now existing or subsequently enacted relating to (A) pollution or protection of the environment, including natural resources, (B) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (D) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal concerning or relating to the protection of health and the environment.

"Equipment" has the meaning given to such term in the U.C.C.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

"ESOT" means the trust established under the Borrower's Employee Stock Ownership Plan.

"ESOT Assignment Documents" means those documents by which Fleet Bank, NA, successor in interest to MHTC as creditor under the ESOT Loan Documents, has assigned its interest in the ESOT Loan and the ESOT Loan Documents to Mellon, as identified on Exhibit 1.1(A) attached hereto and made a part hereof.

"ESOT Loan" means the term loan in the original principal amount of $19,185,399.00 extended by MHTC to Irving Trust Company, as trustee of the ESOT, pursuant to the ESOT Loan Documents.

"ESOT Loan Documents" means the documents evidencing and securing the ESOT Loan, including amendments thereto and restatements thereof, as identified on
Exhibit 1.1(B) attached hereto and made a part hereof.

"Event of Default" has the meaning given to such term in Section 7.1 hereof.

"Eurocurrency Reserve Requirement" means, for any LIBOR Loan, for any LIBOR Interest Period relating thereto, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by a member bank of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member bank against (A) any category of liabilities which includes deposits by reference to which LIBOR for LIBOR Loans is to be determined or (B) any category of extension of credit or other assets that include LIBOR Loans.

"Federal Funds Rate" means for each day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day by federal funds brokers, computed and released by the Federal Reserve Bank of New York (or any successor).

"Fees" means all payments except for interest, principal and reimbursements for draws under Letters of Credit which the Borrower is required to make to the Agent, the Issuing Bank, and/or the Lenders hereunder and shall include, without limitation, amounts owing in connection with any prepayment under any LIBOR Loan, the Administrative Fee, the Commitment Fee, the Origination Fee, the L/C Fee, any other fees associated with the issuance of any Letter of Credit or otherwise required under Section 2.18 hereof and the costs of hedging.

"Financial Statements" means an audited Consolidated and unaudited Consolidating balance sheet, statements of operations, cash flow and retained earnings together with all notes pertaining thereto, all as at and for a designated period, with management's unaudited comparisons to budget and the preceding fiscal year and all in accordance with GAAP and any other statements that the Borrower and/or any Subsidiary may be required to deliver.

"Fixed Charge Coverage Ratio" means the ratio of (A) EBITDA minus capital expenditures, minus income taxes to (B) Fixed Charges, (1) with respect to calculations made prior to September 30, 1999, for the period from July 1, 1998 through such date of calculation, and (2) with respect to calculations made on or after September 30, 1999, for the last four quarters on a rolling basis.

"Fixed Charges" means with respect to the Borrower and its Subsidiaries determined on a Consolidated basis, at any time and without duplication (A) interest in connection with any Credit Obligation (including without limitation the Loans), (B) Current Maturities, (C) amounts paid over the period of calculation by the Borrower and its Subsidiaries of any kind or nature whatsoever to shareholders, or holders of options, warrants or other rights to become shareholders of the Borrower or its Subsidiaries or holders of any right to receive payments based on the capital stock of the Borrower or its Subsidiaries, including without limitation (1) cash dividends, (2) payments to any shareholder, warrant holder, option holder or holder of any interest or right convertible thereto or exchangeable therefor, including without limitation amounts paid to retire, purchase or redeem, directly or indirectly, any common or preferred stock or other equity interest or debt of the Borrower or any Subsidiary, the amount of any payment of any option price, stock appreciation right, put price or any similar payment on or based upon the value of, the capital stock of the Borrower or any Subsidiary or any portion thereof (other than salaries, bonuses, benefits and other similar payments to officers and employees of the Borrower or any of its Subsidiaries as compensation for performance of their duties as such officers and employees and not solely in connection with their ownership of any capital stock, warrants, options or other rights to acquire capital stock of the Borrower or any of its Subsidiaries),, and (3) with respect to costs and expenses incurred in connection with any registration of any of the capital stock of the Borrower or any Subsidiary, and (D) any prepayment of the principal of any Credit Obligation, provided that voluntary prepayments of the Revolving Credit shall only be included in Fixed Charges to the extent such amounts constitute Current Maturities.

"Floating Base Rate" means the higher of (A) the rate of interest which the Agent announces from time to time to be its prime rate (which rate is not necessarily the lowest rate of interest which the Agent charges any of its customers) or (B) the Federal Funds Rate plus 0.50%.

"Foreign Sales" means EDO Foreign Sales Corporation, a U.S. Virgin Islands corporation.

"Foreign Subsidiary" means any Subsidiary of the Borrower or any of its Subsidiaries which is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied in a consistent manner (subject to Section 1.2).

"General Intangibles" has the meaning given to such term in the U.C.C.

"Guarantee" means the Guarantee and Security Agreement of even date herewith executed and delivered by the Guarantors pursuant to the requirements hereof, as the same may be hereafter amended from time to time.

"Guarantors" means, collectively, Western, International, Barnes, Sports, Energy, Technology, Automotive, Foreign Sales and any other Subsidiary of the Borrower which enters into a joinder to the Guarantee as required by the terms of this Agreement.

"Indebtedness" means with respect to the Borrower and its Subsidiaries on a Consolidated basis, at any date (without duplication): (A) all obligations of the Borrower and/or any of its Subsidiaries for borrowed money or credit extended to or on behalf of any of them or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (B) any other obligation of the Borrower and/or any of its Subsidiaries which is evidenced by a note, bond, debenture or similar instrument; (C) all obligations of the Borrower and/or any of its Subsidiaries under capitalized leases; (D) all obligations of the Borrower and/or any of its Subsidiaries in respect of bankers' acceptances or similar obligations issued or created for the account of any of them; (E) for purposes of Section 6.24 and Section 7.1 (H) hereof only, all obligations of the Borrower and/or any of its Subsidiaries in respect of interest rate or currency protection agreements, interest rate or currency futures, interest rate or currency options, interest rate caps and any other interest rate or currency hedge arrangements; (F) for purposes of Section 6.24 only, all preferred stock issued by the Borrower or any of its Subsidiaries which, pursuant to its terms, is subject to mandatory redemption, retirement or acquisition by the issuer or any Affiliate thereof on or prior to the Termination Date and which redemption, retirement or acquisition is not contingent on any condition (other than the passage of time) yet to be satisfied; (G) the face amount of all letters of credit issued for the account of the Borrower and/or any of its Subsidiaries and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of any of them associated with such letters of credit or draws thereon; (H) for purposes of Section 7.1(H) hereof only, any guaranty or other Contingent Liability of the Borrower and/or any of its Subsidiaries arising with respect to the obligation of others of the type described in clauses (A) through (G) and (I) hereof; and (I) all obligations of the type referred to in clauses (A) through (H) secured by a Lien on any property owned by the Borrower and/or any of its Subsidiaries but for which such Person has not assumed or otherwise become liable for the payment thereof, provided, however, that for purposes of determining the amount of such Indebtedness described in this clause (I), the amount of such non-recourse Indebtedness shall be limited to the lesser of (1) the fair market value of the assets subject to such Lien, and (2) the amount of such Indebtedness.

"Independent Directors" has the meaning given to such term in Section 4.1(A)
(4) hereof.

"Instrument" has the meaning given to such term in the U.C.C.

"Intercreditor Agreement" means the intercreditor agreement between Mellon on one hand and the Lender Group on the other, consented to by the Borrower, dated as of the date hereof regarding the relative priorities of Mellon as the holder of the ESOT Loan and the Lender Group with respect to the Collateral.

"Interest Expense" means, for any period, interest expense (accrued and paid or payable in cash for such period) on Indebtedness of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis.

"Interest Period" means a LIBOR Interest Period or any period during which the Interest Rate is the Adjusted Base Rate, as appropriate.

"Interest Rate" means the Adjusted Base Rate, Adjusted LIBOR or the Default Rate, as the case may be.

"Interim Financial Statements" means an unaudited Consolidated and Consolidating balance sheet and statements of operations, cash flow and retained earnings for the Borrower and its Subsidiaries, all as, at and for a designated period with a comparison to (A) the corresponding fiscal period for the preceding year, and (B) with respect to the statement of operations, the budget, all in accordance with, GAAP subject only to year-end adjustments and the absence of footnotes.

"International" means EDO International Corporation, a Delaware corporation.

"International Account" means an Account which arises out of a transaction between the Borrower or any of its Subsidiaries and a Purchaser who meets at least one of the following criteria: (A) the Purchaser is a non-United States (federal, state or local) government, governmental agency or government-controlled business, (B) the Purchaser is subject to the jurisdictions of the court systems of neither the United States nor any state of the United States, (C) the Purchaser does not maintain in the United States an office to which such Account is invoiced, or (D) the Purchaser does not maintain in the United States Cash Equivalents in an amount in excess of twice the amount of the aggregate of such Accounts.

"Inventory" has the meaning given to such term in the U.C.C.

"Issuing Bank" has the meaning given to such term in the introductory paragraph hereof.

"Landlord's Waiver" has the meaning given to such term in Section 3.4 hereof.

"L/C Fee" has the meaning given to such term in Section 2.4 hereof.

"Lender" has the meaning given to such term in the introductory paragraph hereof.

"Lender Group" means, collectively, the Lenders, the Agent and the Issuing
Bank.

"Letter of Credit" means one of the Letters of Credit issued hereunder by the Issuing Bank.

"Letter of Credit Cash Collateral Account" has the meaning given to such term in Section 2.17 hereof.

"Letter of Credit Liability" means, at any date of determination, the sum of the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus the amount of all unreimbursed draws under any Letters of Credit. For purposes hereof, Letters of Credit on which a draw for the full face amount thereof has not been made shall be deemed outstanding until the earlier of (A) the date on which the Letter of Credit is returned to the Issuing Bank, undrawn, for cancellation, or (B) the expiration date of such Letter of Credit.

"Letter of Credit Sublimit" means $20,000,000.00.

"Leverage Ratio" means as of any date of determination, the ratio of (A) Total Debt on such date to (B) EBITDA for the four quarters immediately preceding such date of determination calculated on a pro forma basis to take into account any acquisitions made during such period as if such acquisition were made at the beginning of such period.

"Liabilities" has the meaning given to such term in Section 3.1 hereof.

"LIBOR" means, for each LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Agent according to the following formula:

             X
        R = ---
            1-Y

where R   =   LIBOR
      X   =   London Interbank Offered Rate for such LIBOR Loan for the
               applicable LIBOR Interest Period
      Y   =   Eurocurrency Reserve Requirement for such LIBOR Loan for the applicable LIBOR Interest Period

"LIBOR Interest Period" means, for each LIBOR Loan, a period of time, beginning on an Effective Date, of one, two, three, four or six months in length (as such periods are commonly used), selected by the Borrower by telephone or in writing (and if by telephone, confirmed by the Borrower promptly thereafter in writing), during which the Interest Rate is Adjusted LIBOR. If a LIBOR Interest Period would otherwise end on a day that is not a Business Day, such LIBOR Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day.

"LIBOR Loan" means any portion of the Revolving Credit to which Adjusted LIBOR applies having the same LIBOR Interest Period.

"Liens" has the meaning given to such term in Section 6.4 hereof.

"Loan" means each of the Base Rate Loans and/or the LIBOR Loans.

"Loan Documents" means this Agreement, the Notes, the Pledge Agreement, the Guarantee, the Intercreditor Agreement and all other documents executed and delivered by the Borrower or any of the Guarantors in connection herewith.

"London Business Day" means any Business Day on which the London eurodollar interbank market is open for business.

"London Interbank Offered Rate" means, with respect to each day during each LIBOR Interest Period pertaining to a LIBOR Loan, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to the nearest 1/100th of 1%) of the offered rates for Dollar deposits with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "London Interbank Offered Rate" shall mean, with respect to each day during each LIBOR Interest Period pertaining to a LIBOR Loan, the rate per annum equal to the rate at which Mellon is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such LIBOR Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Dow Jones Market Page 3750 (or such other page as may replace such page for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

"Majority Lenders" means those Lenders which are then in compliance with their obligations hereunder holding not less than 51% of the outstanding principal amount of the aggregate Loans plus Letter of Credit Liability of those Lenders which are then in compliance with their obligations hereunder.

"Management Investors" means, collectively, the officers, directors, employees and managers, of or consultants to, the Borrower or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors or legal representatives, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Borrower.

"Management Subscription Agreement" means one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Borrower and certain Management Investors, with respect to the issuance to such parties of common stock of the Borrower or options, warrants or other rights in respect of common stock of the Borrower, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

"Margin Stock" has the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

"Material Adverse Effect" means a material adverse effect on (A) the assets, properties, financial condition, operations, business or prospects of the Borrower and the Guarantors, taken as a whole, or (B) the ability of the Borrower and the Guarantors taken as a whole to comply with its or their obligations under any of the Loan Documents, or (C) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents, or (D) the availability of the rights and remedies of the Lender Group under the Loan Documents.

"Mellon" has the meaning given to such term in the introductory paragraph hereof.

"MHTC" means Manufacturers Hanover Trust Company.

"Multiemployer Plan" has the meaning given to such term in section 3(37) of ERISA and regulations issued thereunder.

"Net Cash Proceeds" means, with respect to any transaction involving the Borrower or any of its Subsidiaries, the gross proceeds thereof (including without limitation insurance proceeds) net of the sum of the following (without duplication): (a) payments made to retire obligations (other than to the Borrower or any of its Subsidiaries) that are attributable to or secured by the properties that are the subject of a sale, assignment or other disposition which is part of the transaction, (b) reasonable brokerage commissions and other reasonable fees and expenses (including reasonable fees and expenses of legal counsel and investment bankers) related to such transaction payable to unrelated third parties, (c) all taxes actually paid or payable as a result of such transaction, and (d) appropriate amounts provided or to be provided by the Borrower as a reserve in accordance with GAAP, against any liabilities associated with such transaction and retained by the Borrower or any of its Subsidiaries after such transaction or to be used by the Borrower to discharge or pay in appropriate amounts liabilities associated with such transaction retained by the Borrower or any of its Subsidiaries.

"Net Income" means net profit after taxes.

"Net Total Debt" means, as of any date of determination, Total Debt on such date minus the value of Cash Equivalents on such date.

"Net Worth" means total assets minus total liabilities.

"Note" has the meaning given to such term in Section 2.1(F) hereof.

"Origination Fee" has the meaning given to such term in Section 2.4 hereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means a pension plan (as defined in section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA or subject to section 412 of the Code and maintained by the Borrower, any of its Subsidiaries or any member of any of their Controlled Groups.

"Permitted Acquisition" means an acquisition by the Borrower and/or any of its Subsidiaries of all or substantially all of the assets or capital stock of another Person which is either (A) consented to by the Majority Lenders, or (B) otherwise permitted pursuant to Section 6.15 hereof.

"Permitted Encumbrances" has the meaning given to such term in Section 6.4 hereof.

"Permitted Indebtedness" has the meaning given to such terms in Section 6.24 hereof. "Person" means an individual, corporation, partnership, trust or any other entity.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) as defined in section 3(3) of ERISA which is either (A) maintained by the Borrower, any of its Subsidiaries or any member of any of their Controlled Groups, or (B) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, any of its Subsidiaries or any member of any of their Controlled Groups are then making or accruing an obligation to make contributions or has ever been obligated to make contributions.

"Pledge Agreement" has the meaning given to such term in Section 3.2 hereof.

"Prohibited Transaction" has the meaning given to such term in section 406 of ERISA or regulations issued thereunder.

"Pro Rata Share" of a Lender means such Lender's pro rata percentage as set forth on Exhibit 2.1(A) hereof.

"Purchaser" means a buyer of goods or services from the Borrower or any of its Subsidiaries.

"Register" has the meaning given to such term in Section 9.11 hereof.

"Reimbursement Date" has the meaning given to such term in Section 2.18 hereof.

"Reorganization" has the meaning given such term in section 4241 of ERISA.

"Reportable Event" has the meaning given to such term in section 4043(b) of ERISA or regulations issued thereunder.

"Responsible Officer" as to any Person, means any of the following officers of such Person: (A) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (B) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (C) with respect to Section 6.13 and without limiting the foregoing, the general counsel of such person, and (D) with respect to ERISA related matters, the vice president of human resources of such Person.

"Revolving Credit" means the credit facility being extended by the Lenders to the Borrower pursuant to Article II hereof.

"Secured Account" means any Account secured by a letter of credit in an amount not less than the aggregate of all Accounts secured thereby, issued by a bank acceptable to the Agent and delivered by the Borrower or any of its Subsidiaries to the Agent as Collateral hereunder.

"Senior Debt" means all Indebtedness of the Borrower and/or its Subsidiaries or any of them included in the definition of "Total Debt", except Subordinated Indebtedness.

"Senior Leverage Ratio" means as of any date of determination, the ratio of (A) Senior Debt on such date to (B) EBITDA for the four quarters immediately preceding such date of determination calculated on a pro forma basis to take into account any acquisitions made during such period as if each such acquisition had been made at the beginning of such period.

"Sports" means EDO Sports, Inc., a Delaware corporation.

"Subordinated Debentures" means the 7% convertible Subordinated Debentures due December 15, 2011 issued pursuant to an Indenture dated November 15, 1986, between the Borrower and MHTC in the original principal amount of $40,250,000.00, of which $29,317,000.00 remain outstanding on the date of this Agreement.

"Subordinated Indebtedness" means the Indebtedness evidenced by the Subordinated Debentures.

"Subsidiary" of any Person means any other Person more than 50% of the voting securities (or other ownership interests) of which are owned, directly or indirectly, by such Person, provided that no reference to any Subsidiary shall include EDO (Canada) Inc.

"Technology" means EDO Acquisition II, Inc., a Delaware corporation doing business as EDO Technology Services and Analysis.

"Termination Date" means the earlier of (A) August 27, 2001, or (B) the date on which the Lenders' obligation to make Advances and the Issuing Bank's obligation to issue Letters of Credit are terminated in whole pursuant to the terms of this Agreement.

"Total Debt" means the sum of all Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis that would, in accordance with GAAP, be classified as Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis, including without limitation, the Letter of Credit Liability, the other Indebtedness of the Borrower hereunder, the amount outstanding under the ESOT Loan, the outstanding amount of any other Indebtedness guaranteed by the Borrower and/or its Subsidiaries or any of them, including without limitation any Subordinated Indebtedness.

"U.C.C." means the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania.

"Western" means EDO Western Corporation, a Utah corporation.

"Withdrawal Liability" has the meaning given such term in section 4201 of ERISA.

Section I.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP. If any change in generally accepted accounting principles results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants or related defined terms in this Agreement which either the Borrower or the Agent reasonably deems to be material, then the parties hereto agree to enter into and diligently pursue good-faith negotiations in order to amend such financial covenant and/or related defined terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Borrower's compliance shall be the same after such change in generally accepted accounting principles as if such change had not been made, provided however that until such parties agree on an amendment to such financial covenants and/or related defined terms, the Borrower agrees to comply with the financial covenants herein contained as calculated in accordance with GAAP in effect immediately prior to such change.


                                  ARTICLE II

                             THE REVOLVING CREDIT

Section II.1 The Revolving Credit. Subject to the terms and conditions hereinafter provided, each Lender, for itself only, agrees to make its portion of advances requested under the Revolving Credit to the Borrower (including such sums deemed requested by the Borrower pursuant to Section 2.18 hereof) (each advance under the Revolving Credit is hereinafter referred to as an "Advance"), from time to time during the period from the Closing Date to and including the Termination Date, provided that (1) the aggregate outstanding principal amount of each Lender's portion of the Advances under the Revolving Credit when added to such Lender's participation in the Letter of Credit Liability at any time shall not exceed the amount set forth opposite such Lender's name on Exhibit 2.1(A) hereto, as such amount may be reduced by such Lender's Pro Rata Share of any reduction of the Commitment pursuant to Sections 2.1(D) or 2.6 hereof, (2) the total outstanding principal under the Revolving Credit when added to the Letter of Credit Liability at that time shall not exceed the Commitment, and (3) the Letter of Credit Liability shall at no time exceed the Letter of Credit Sublimit. If the outstanding principal under the Revolving Credit plus the Letter of Credit Liability at any time exceeds the Commitment, the Borrower shall immediately repay the amount of the excess, together with accrued interest thereon, and any amount which may be due pursuant to Section 2.16 on account of such payment. If, at any time, the aggregate Letter of Credit Liability exceeds the Letter of Credit Sublimit, the Borrower shall pledge to the Agent for the benefit of the Lender Group cash collateral in an amount equal to or greater than the amount by which the Letter of Credit Liability exceeds the Letter of Credit Sublimit, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account. The Borrower shall use the Revolving Credit for the purposes set forth in the Background Section hereof. Each Advance shall be from all of the Lenders ratably according to their respective Pro Rata Shares of the Commitment.

(A) On the Termination Date, the Borrower shall (1) repay in full (a) the aggregate principal amount of any and all Advances, (b) the amount of any drawings under Letters of Credit which have not been previously reimbursed by the Borrower, and (c) all other amounts then outstanding under the Notes, and
(2) if there remain any unexpired Letters of Credit on such date, deposit into the Letter of Credit Cash Collateral Account an amount equal to such Letter of Credit Liability.

(B) The Borrower shall pay interest on the principal amount of the Revolving Credit outstanding from time to time at the Interest Rate applicable to each portion of the Revolving Credit in accordance with Section 2.3 hereof. The principal balance of Advances outstanding under the Revolving Credit shall accrue interest at the Adjusted Base Rate and/or the Adjusted LIBOR as provided herein. The Borrower shall have the right to convert all or a portion of the Base Rate Loans to LIBOR Loans subject to the other provisions of this Article II and provided that at any time when a principal payment is due hereunder, there is then earning interest at the Adjusted Base Rate an amount equal to or greater than the amount of such payment.

(C) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice delivered by the Borrower to the Agent, to terminate the Commitment in whole or reduce the Commitment in part, provided however that: (1) the Borrower shall simultaneously with such reduction pay to the Agent (a) the amount by which the outstanding principal amount of the Advances plus the Letter of Credit Liability exceeds the Commitment as and if so reduced, with such repaid principal to be applied as determined by the Agent against Base Rate Loans and LIBOR Loans, (b) all accrued and unpaid interest thereon, and (c) the accrued Commitment Fee relating thereto; (2) to the extent application of this subsection requires a paydown of any LIBOR Loans prior to the end of the applicable Interest Period(s), the Borrower shall pay any prepayment compensation provided by
Section 2.16 herein; and (3) while any Letters of Credit remain outstanding the Borrower shall not be permitted to terminate the Commitment in whole or reduce the Commitment below the aggregate amount of Letter of Credit Liability then outstanding except as contemplated by Section 2.1(B). Any partial reduction of the Commitment shall be in the minimum amount of $1,000,000.00 or in multiples of $1,000,000.00 in excess thereof, and shall reduce each Lender's portion of the Commitment by such Lender's Pro Rata Share of the amount by which the Commitment is reduced. Any termination or reduction of the Commitment hereunder shall be permanent, and the Commitment cannot thereafter be restored or increased without the written consent of all of the Lenders.

(D) Each Advance shall be in an aggregate amount of $250,000.00 or in multiples of $1,000.00 in excess thereof. Each LIBOR Loan shall be in an aggregate amount of $250,000.00 or in multiples of $1,000.00 in excess thereof. The Borrower shall not have more than ten (10) LIBOR Loans outstanding at any one time. The Borrower may borrow, repay and reborrow under the Revolving Credit until the Termination Date subject to the terms and conditions of this Agreement.

(E) The obligation of the Borrower to repay the Revolving Credit shall be evidenced by promissory notes, dated the Closing Date, each payable to the order of a Lender in the principal amount equal to the amount set forth opposite such Lender's name under the heading "Revolving Credit" on Exhibit 2.1(A) and otherwise substantially in the form of Exhibit 2.1(F) attached hereto (the "Notes"). In the event that any Lender assigns all or a portion of its Pro Rata Share of the Commitment as permitted under Section 9.11 hereof, the Borrower will execute and deliver replacement Note(s) in the form of
Exhibit 2.1(F) upon the request of the Agent and against return of the Note(s) being replaced.

Section II.2 Making the Advances under the Revolving Credit. The Borrower shall notify the Agent by telephone no later than 11:00 A.M., Pennsylvania time, on the date of each proposed Advance to which only the Adjusted Base Rate will apply, specifying the date and amount of the proposed Advance. The Agent in turn shall promptly notify each other Lender of such proposed Advance. The Borrower shall notify the Agent by telephone or in writing, by 11:00 A.M., Pennsylvania time, at least three (3) London Business Days before each proposed Advance, if any portion of such Advance is to earn interest at Adjusted LIBOR, specifying the date and the amount of the proposed Advance, the amount of such proposed Advance to which the Adjusted LIBOR will apply, and the length of the proposed LIBOR Interest Period(s). The Agent shall in turn promptly notify each other Lender of such proposed Advance. The Borrower will confirm promptly in writing any telephonic notice of a proposed Advance. Each notice by the Borrower to the Agent under this Section 2.2 shall constitute representations by the Borrower that, at the time thereof and after giving effect to the Advance requested thereby, (1) all conditions precedent described in Sections
4.1 (in the case of the initial Advance) and 4.2 and in Section 2.1(A) have been satisfied, and (2) the proceeds of such Advance are intended to be used for the purposes described in the Background Section hereof and for no other purpose. Upon notice from the Agent of the proposed Advance, each Lender shall wire transfer to the Agent, at the Agent's office identified on the signature pages hereof or such other office designated by the Agent from time to time, in immediately available funds, which funds shall be in Dollars, prior to 12:00 p.m., Pennsylvania time, on the date of the proposed Advance, an amount equal to such Lender's Pro Rata Share of such Advance. Upon receipt of such funds by the Agent and upon the Agent's determination that the applicable conditions set forth in Article IV and Section 2.1(A) hereof have been fulfilled, the Agent will immediately make such funds available to the Borrower by crediting such amount to an account of the Borrower at the Agent or to such other account as may be requested by the Borrower. The Agent shall have no obligation to make funds available to the Borrower in excess of amounts received by it from Lenders. The Borrower agrees to hold the Agent harmless from any liability for any loss resulting from the Agent's reliance on any writing, facsimile copy or telephonic notice purportedly made by an authorized officer of the Borrower, provided that the Agent has acted in good faith and without gross negligence in doing so. The Agent may assume telephonic notice of a requested Advance is from an authorized officer of the Borrower, absent willful misconduct or gross negligence on the part of the Agent.

(A) Unless the Agent receives notice from a Lender prior to the date any Advance is to be made that such Lender does not intend to make its Pro Rata Share of such Advance available to the Agent, the Agent may (but shall not be obligated to) assume that such Lender has made or will make such proceeds available to the Agent when due, and the Agent, in reliance upon such assumption, may (but shall not be obligated to) make available to the Borrower a corresponding amount. If such corresponding amount is not, in fact, made available to the Agent by such Lender on the date the Advance is made, (1) the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the date that the Agent makes the Advance and the date on which the Lender makes its Pro Rata Share of the Advance available to the Agent, (2) the Agent shall be entitled to retain for its own account any and all interest from the Borrower accrued on such amount during the period from the date that the Agent makes the Advance to the date on which the Lender makes its Pro Rata Share of the Advance available to the Agent, and (3) if such Lender fails to make available to the Agent such Lender's Pro Rata Share of an Advance and the Agent elects to advance the full amount of the Advance requested by the Borrower, the Borrower shall be obligated to repay to the Agent for the Agent's account the amount so advanced by the Agent and not advanced by the Lender(s) with interest at the Adjusted Base Rate or Adjusted LIBOR, as applicable, (a) on demand, or (b) if no demand is made, in amounts and at the times the Borrower otherwise would be obligated to repay such Advance.

Section II.3 Interest. Base Rate Loans. The Borrower shall pay to the Agent for the benefit of the Lenders interest at the Adjusted Base Rate in arrears on the unpaid principal amount of each Base Rate Loan, from the date on which such Base Rate Loan is advanced or converted from a LIBOR Loan until such principal amount has been repaid in full, or converted to a LIBOR Loan, (1) quarterly on the last day of each calendar quarter commencing September 30, 1998, and (2) with respect to all Base Rate Loans, on the Termination Date. The Adjusted Base Rate shall change (a) simultaneously with each change in the Floating Base Rate and (b) with each change in the Applicable Margin in accordance with the definition thereof.

(A) Conversions to LIBOR Loans. By notifying the Agent at least three (3) London Business Days prior to an Effective Date, the Borrower may convert into a LIBOR Loan any Base Rate Loan in an aggregate principal amount of $250,000.00 and multiples of $1,000.00 in excess thereof. At the end of the applicable LIBOR Interest Period, the LIBOR Loan will convert back to a Base Rate Loan unless the Borrower notify the Agent at least three (3) London Business Days before the end of the existing LIBOR Interest Period that the Borrower are electing to continue such LIBOR Loan as a LIBOR Loan and is selecting a new LIBOR Interest Period.

(B) LIBOR Loans. The Borrower shall pay interest in arrears on the unpaid principal amount of each LIBOR Loan at Adjusted LIBOR on the last day of the applicable LIBOR Interest Period and, in the case of any LIBOR Loan having an Interest Period longer than three months, on that date in the third month after the Effective Date which corresponds to the Effective Date. There shall be no more than ten (10) LIBOR Loans outstanding at any one time.

Section II.4 Fees. Commitment Fee. The Borrower shall pay to the Agent, for the account of each Lender, a commitment fee (the "Commitment Fee") on the daily unused amount of such Lender's Pro Rata Share of the maximum amount of the Commitment without reference to the Borrowing Base for each day from and including the Closing Date to and including the Termination Date. The rate per annum shall initially be equal to 0.20% of such unused amount but shall be adjusted as of the first day of the month following delivery by the Borrower of the Compliance Certificate as required by this Agreement. At any time that such Compliance Certificate is required to be delivered hereunder and is not so delivered, then the Commitment Fee shall be based on the highest percentage set forth below in this Section. The adjustments in the rate shall be based on the Net Total Debt/EBITDA ratio as set forth in the chart below. The Commitment Fee shall be payable in arrears (1) on the first day of each quarter commencing October 1, 1998, and on the first day of each January, April, July and October thereafter, (2) on the date of any reduction of the Commitment (to the extent accrued and unpaid on the amount of such reduction) and (3) on the Termination Date.

Net Total                                         Commitment
Debt/EBITDA                                           Fee
--------------------------------------------------------------
Less than 2.0                                        0.20%
Greater than or equal to 2.0 but less than 3.5       0.25%
Greater than or equal to 3.5                         0.375%


(A) The Administrative Fee. The Borrower shall pay to the Agent for the Agent's sole account and not for the account of any other Lender or participant, such fees (collectively, the "Administrative Fee") as set forth in the fee letter dated April 27, 1998, from the Agent to and accepted by the Borrower.

(B) Origination Fee. The Borrower shall pay to the Agent, for the account of each Lender, an origination fee (collectively the "Origination Fee") (1) on the Closing Date in the amount equal to 0.25% of such Lender's Pro Rata Share of the Commitment; and (2) thereafter, 0.25% of such Lender's Pro Rata Share of that portion of the Commitment in excess of $10,000,000.00 which is actually used by the Borrower for Advances but not Letters of Credit without giving effect to repayments of Advances, provided the aggregate amount of fees payable under this clause (2) shall not exceed $50,000.00, payable on the date(s) such excess amount is advanced. The Origination Fee shall be deemed fully earned and non-refundable upon execution of this Agreement by the Borrower.

(C) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender, a commission on each Letter of Credit (each, a "L/C Fee") payable on issuance and on each anniversary date of issuance, if any, in an amount equal to the per annum rate of 1% of the Letter of Credit Liability with respect to such Letter of Credit, pro rated to the stated expiry date of such Letter of Credit, provided that such percentage rate shall be adjusted (as set forth below) (1) with respect to Letters of Credit thereafter issued and renewals of then outstanding Letters of Credit, as of the first day of the month following delivery by the Borrower of the Compliance Certificate as required by this Agreement and (2) with respect to each then outstanding Letter of Credit, as of the next anniversary date of its issuance following delivery of said Compliance Certificate. At any time that such Compliance Certificate is required to be delivered hereunder and is not so delivered, then L/C Fees shall be based on the highest percentage set forth below. The adjustments in the rate shall be based on Net Total Debt/EBITDA ratio as set forth in the chart below.

Net Total Debt/EBITDA                                L/C Commission Rate
------------------------------------------------------------------------
Less than 2.5                                                1%
Greater than or equal to 2.5, but less than 3.0              1.25%
Greater than or equal to 3.0                                 1.5%

In addition, the Borrower shall pay to the Agent, for the account of the Issuing Bank, the Issuing Bank's standard posted charges for such matters as opening, negotiation, amendments, draws and transfers. In the event that a Letter of Credit is returned to the Issuing Bank for cancellation prior to its expiry date without a draw having occurred thereunder and other than in connection with a transfer thereof, and provided that there has not occurred and is not continuing an Event of Default, the Lenders shall each refund to the Borrower its Pro Rata Share of that portion of the L/C Fee relating to the period between the date of such early cancellation and the expiry date of such Letter of Credit.

Section II.5 Manner of Payment. Except to the extent required by applicable law, the Borrower shall make each payment under this Agreement and under the Notes without reduction or deduction of any kind. Each such payment shall be made in immediately available funds, in Dollars, not later than 2:00 p.m., Pennsylvania time, on the day such payment is due, at the office of the Agent set forth on the signature pages hereof or such other office designated in writing by the Agent to the Borrower. The Agent shall remit to each Lender, subject to collection, its ratable share of each such payment on the same day as received if received before 2:00 p.m., Pennsylvania time, and otherwise on the next Business Day.

(A) After the occurrence of an Event of Default hereunder, all payments received by the Agent, the Issuing Bank, and/or Lenders from the Borrower or any of its Subsidiaries shall be applied in the following order: (1) to the payment of Fees and other costs and expenses then due and owing from the Borrower, (2) to the payment of accrued and unpaid interest then due, (3) to the payment of the outstanding Advances under the Revolving Credit, (4) to any other amounts then due and owing hereunder, and (5) to the Letter of Credit Cash Collateral Account.

Section II.6 Mandatory Prepayment. No more than five (5) Business Days after the date of any sale, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries, or the damage, destruction, condemnation, governmental taking or other loss of any assets of the Borrower or any of its Subsidiaries (other than the sale of Inventory in the ordinary course of business) whether now owned or hereafter acquired which alone or when aggregated with other such transactions or events occurring within the immediately preceding twelve months result in Net Cash Proceeds of $1,000,000.00 or more (collectively, a "disposition of assets"), the Borrower shall notify the Agent in writing that such disposition of assets has occurred, the date of such event and the amount of the Net Cash Proceeds received in connection therewith. In the event that the Borrower and/or its Subsidiaries have not, within 364 days after the date of any such disposition of assets, (1) reinvested all of the corresponding Net Cash Proceeds in their business pursuant to an acquisition of property or assets located in the United States of a nature or type that are used in the business of the Borrower and its Subsidiaries on the date of such acquisition, which is permitted by Section
6.15 and in which the Agent shall have a first priority, perfected security interest subject only to those Permitted Encumbrances which are permitted to be senior to or pari passu with the security interest of the Agent pursuant to
Section 6.4 hereof (and so state, as to both conditions, in reasonable detail in a certificate delivered by the Borrower to the Agent), or (2) delivered to the Agent a certificate stating in reasonable detail its plans to reinvest such Net Cash Proceeds as described in clause (1) above within the next succeeding 364 days, then the Borrower shall give written notice of prepayment (in the amount not so reinvested or intended to be so reinvested) to the Agent at least five (5) days prior to the date of the subject prepayment, and on or before the 364th day following such disposition of assets shall repay the Revolving Credit and reduce the Commitment in an amount equal to the amount of such Net Cash Proceeds not so reinvested. In the event the Borrower delivers a plan for reinvestment pursuant to clause (2) of the preceding sentence, and either (a) fails to comply with the terms of such plan, or (b) determines to abandon such plan, within five (5) days after such failure or abandonment, as the case may be, the Borrower shall give written notice to the Agent of prepayment in the amount of Net Cash Proceeds not reinvested and on or before the date which is five (5) days after such notice, shall repay the Revolving Credit and reduce the Commitment by such amount.

(A) Within five (5) days of the sale or issuance of any capital stock or debt securities of the Borrower or any of its Subsidiaries (other than a sale or issuance of capital stock to the Borrower or any Subsidiary or to any employee of the Borrower or any Subsidiary, if sold or issued to such employee by reason of his or her status as an employee as long as such issuance does not result in a change in control or otherwise violate any provision of any Loan Document, or to any former employee of the Borr ower or any Subsidiary as a result of the operation of the provisions of the ESOT, or issuance of common stock to the holders of the Subordinated Debentures upon conversion), the Commitment shall be reduced in an amount equal to the amount of the Net Cash Proceeds of such sale of stock or debt securities and the Borrower shall prepay a portion of the Revolving Credit as may be required as a result of such reduction to the Commitment.

(B) The Borrower agrees that as long as there are any Letters of Credit outstanding hereunder, or the Borrower has a right to request that the Issuing Bank issue Letters of Credit hereunder, the aggregate amount outstanding under the ESOT Loan plus the outstanding Loans shall not be less than $250,000.00.
If the Trustee under the ESOT or any other Person prepays, or unconditionally expresses its intention to repay any portion of the ESOT Loan, or if the Borrower or any other Person prepays, or unconditionally expresses its intention to repay any portion of the Loans, in either such case so that after such prepayment(s) the aggregate outstanding amount under the ESOT Loan plus the outstanding Loans shall be less than $250,000.00, then prior to any such prepayment of the ESOT Loan and/or the Loans (as the case may be), (1) the Borrower shall immediately deposit into the Letter of Credit Cash Collateral Account an amount equal to the outstanding Letter of Credit Liability, if any and (2) the Issuing Bank's obligation to issue Letters of Credit shall be immediately suspended until such time as the aggregate outstanding amount under the ESOT Loan plus the outstanding Loans shall exceed $250,000.00. It is the intent of the parties hereto that (a) the provisions of this Section 2.6(c) shall apply with respect to any prepayment, whether mandatory or voluntary and whether or not resulting from a reduction in the Commitment hereunder, and (b) notwithstanding anything to the contrary contained herein, including witho ut limitation, in Section 2.18 hereof, the Issuer Bank shall have no obligation to issue Letters of Credit hereunder at any time when the aggregate amount outstanding under the ESOT Loan plus the outstanding Loans is less than $250,000.00.

(C) Each amount applied in accordance with this Section 2.6 shall permanently reduce the Commitment. Such prepayments shall be subject to the provisions of
Section 2.1(D)(1) and Section 2.16 hereof.

Section II.7 Computation of Interest and Fees. All interest on the Revolving Credit, Fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

Section II.8 Interest and Commissions After Event of Default. After the occurrence of any Event of Default, at the option of the Agent, the outstanding principal amount of Advances shall bear interest at the Adjusted Base Rate plus two percent (2.0%) (such rate, the "Default Rate").

Section II.9 Late Charges. In addition to the rights and remedies of the Lender Group hereunder upon the occurrence of an Event of Default (including without limitation, the right to charge interest at the Default Rate or to accelerate payment of all sums outstanding hereunder) and not in derogation thereof, in the event that the Borrower fails to make any principal or interest payment required hereunder or under the Notes in each case within fifteen (15) days of the date first due, the Borrower shall, to the extent permitted by law, pay to the Agent for the benefit of the Lenders a late charge equal to five percent (5%) of the amount of such overdue payment (but in no event less than $25.00 nor more than $2,500.00) to defray the Lenders' costs of collecting such late payments. Any such late charge assessed shall be immediately due and payable.

Section II.10 Payment on Non-Business Days. Whenever any payment to be made hereunder or under any Notes shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and, except as otherwise specifically provided herein, such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes or the Fees, as the case may be.

Section II.11 Reimbursement to the Lenders for Cost Increases Imposed by Law. If any change in existing law or regulation, any new law, change in regulatory interpretation or any other factor having the force of law shall impose or increase any tax (other than taxes on income in general), reserve, insurance, special deposit or similar requirements or charges with respect to funds obtained by any Lender to make or maintain any of the Loans during any Interest Period, and the result is to increase the cost to such Lender of obtaining or maintaining such funds or to reduce the return to such Lender on the Loans to which such Interest Period applies, then such Lender shall so notify the Borrower and the Agent in writing, certifying the amount of, and the computation thereof and reasons for such increased costs or reduced return, and the Borrower shall promptly pay to such Lender an amount sufficient to compensate such Lender in full for such increased costs or such reduced return, provided that, in any such case, the Borrower may elect to convert the LIBOR Loans made by such Lender hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 2.16. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (1) that one of the events described in this paragraph (A) has occurred and describing in reasonable detail the nature of such event, (2) as to the increased cost or reduced amount resulting from such event and (3) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.

(A) If any existing law or regulation or any new law or regulation or regulatory interpretation or other factor having the force of law imposes or increase any tax (other than taxes on income in general), reserve, insurance, special deposit or similar requirements or charges with respect to mortgages, security agreements or other types of pledges of security, or notes, loans, or other debts secured thereby, so as to require the Agent, the Issuing Bank or any Lender to pay, or collect, any such tax, reserve, insurance, special deposit or similar charge, and the Agent so notifies the Borrower in writing, then the Borrower shall bear and pay the full amount thereof as and when due, and to the extent there remains availability under the Revolving Credit, the Borrower hereby authorizes the Lenders to advance such amounts under the Revolving Credit and to add the amount thereof to the amount outstanding under the Revolving Credit.

(B) For purposes of the application of this Section 2.11 and in calculating the amount necessary to compensate any Lender for such increased costs or reduced return, such Lender shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section 2.11.

Section II.12 Reimbursement to the Lender Group Members for Increased Costs Due to Capital Adequacy Requirements. If any law or regulation or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by any Lender Group member with any request or directive (whether or not having the force of law) of any such authority, applicable from time to time, shall hereafter (A) impose, modify, deem applicable or result in the application of any capital maintenance, capital ratio or similar requirements against loan commitments or other facilities made by any Lender Group member and the result thereof shall be to impose upon such Lender Group member a fee or a requirement to increase any capital requirement applicable as a result of the making or maintenance of the Loans or Letters of Credit (which imposition of or increase in capital requirements may be determined by such Lender Group member's reasonable allocation of the aggregate of such capital impositions or increases), or (B) subject any Lender Group member to any tax, duty or other charge with respect to the Loans, the Letters of Credit or its interest therein, the Note which it holds, or its obligation to advance hereunder, or change the basis of taxation of payments to such Lender Group member of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of the Loans or Letters of Credit or its obligation to advance its Pro Rata Share of the Commitment (except for changes in the rate of tax on the overall net income of such Lender Group member imposed by any jurisdiction in which such Lender Group member is obligated to pay taxes), then, upon written notice by such Lender Group member to the Borrower with a copy to the Agent, the Borrower shall promptly pay to such Lender Group member from time to time as specified by such Lender Group member, such additional amounts or fees which shall be sufficient to compensate such Lender Group member for such impositions of or increases in capital requirements or taxes from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Default Rate with respect to amounts or fees not paid when due. Upon the occurrence of any event referred to above, a certificate setting forth in reasonable detail the amounts necessary to compensate such Lender Group member, and the computation thereof, as a result of an imposition of or increase in capital requirements or taxes submitted by such Lender Group member to the Borrower and the Agent shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of the application of this
Section 2.12, and in calculating the amount necessary to compensate such Lender Group member for any imposition of or increase in capital requirements or taxes hereunder, such Lender Group member shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section 2.12.

Section II.13 Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender Group member (or its lending office) with any request or directive of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Lender Group member (or its lending office) to make, continue or convert into a LIBOR Loan, or to comply with its obligations hereunder with respect thereto, (A) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (B) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make, maintain or convert into LIBOR Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a LIBOR Loan is requested, and (C) such Lender's Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection Section 2.16.

Section II.14 Special Provisions for LIBOR Loans. Unavailability of Funds and Indeterminate Interest Rates. If on or before the date Lenders are to make any LIBOR Loan or on or before any Effective Date (1) the Agent determines in good faith that using commercially reasonable methods it is unable to obtain funds at the LIBOR Rate for the elected Interest Period for any reason, including, but not limited to the unavailability of funds at such rate, any change in existing law, any new law, the length of such Interest Period, or otherwise or
(2) the Agent determines in good faith that no adequate means exists to determine the LIBOR Rate for such Interest Period, then the Agent shall so notify the Borrower and the Lenders as soon as practicable thereafter. If such notice if given (a) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.


(A) Changes Affecting Ability to Maintain Funds. If, during any Interest Period, any change in existing law, any new law, or any other factor beyond the control of any Lender prevents such Lender in its good faith determination and using commercially reasonable methods from maintaining funds at the rate the adjustment of which determines the LIBOR Rate for such Interest Period and requires such Lender to cease so maintaining funds actually so maintained prior to termination of such Interest Period, then on the date of such required cessation, the Borrower shall be required to specify a different Interest Rate for such Interest Period or, in the alternative, to elect an Interest Period of a length for which all Lenders may maintain funds at the rate the adjustment of which determines the LIBOR Rate. In addition, within five (5) days after the Agent notifies the Borrower of such required conversion, the Borrower shall reimburse each Lender (to the extent not otherwise reimbursed pursuant to Section 2.11 hereof) for any loss or expense such Lender has certified in writing to the Borrower and the Agent that such Lender has incurred as a result of any such required cessation.

(B) Ineligible Interest Periods. If, on any date the Lenders are to make an Advance all or a portion of which is to earn interest at the Adjusted LIBOR or on any Effective Date with respect to a LIBOR Loan, the period of time from such date or such Effective Date to the Termination Date is less than an Interest Period which the Borrower could otherwise elect, the Borrower will elect a LIBOR Loan whose Interest Period will end on or before the Termination Date, as necessary. If an appropriate Interest Period is not available, then the requested Advance shall earn interest at the Adjusted Base Rate.

(C) Discretion of the Lenders as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender may fund or maintain its funding of all or any part of the Loans in any legal manner it chooses and such manner of funding shall not in any way relieve the Borrower of its obligations to pay prepayment compensation in the event of a prepayment as set forth in Section
2.16 hereof nor shall such manner of funding increase or decrease the amount payable by the Borrower under or otherwise affect the application of Sections 2.11, 2.12, 2.13, 2.14, 2.15, and 2.16 hereof.

Section II.15 Availability of Rate Quotations. Notwithstanding anything herein to the contrary, if the Agent reasonably and in good faith determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition used to calculate Adjusted LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement, then the Agent shall forthwith give notice thereof to the Borrower, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (A) the obligation of the Lenders to make LIBOR Loans in the affected amounts and in the affected maturities shall be suspended; and (B) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Loan by remitting sufficient funds to the Agent or by conversion to a Base Rate Loan.

Section II.16 Prepayment. The Borrower may prepay Base Rate Loans in whole or in part at any time and from time to time, without premium or penalty. The Borrower agrees not to prepay any LIBOR Loan prior to the expiration of its Interest Period, unless otherwise expressly required hereunder or after acceleration by the Agent pursuant to Section 7.2. In the event that the Borrower prepays any LIBOR Loan prior to the expiration of its Interest Period, whether or not in violation of the previous sentence, or with the consent of the Agent, or in compliance with the express requirements of this Agreement, the Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient to compensate it for any loss, cost or expense whether incurred or which would have been incurred if such Lender had funded its portion of the LIBOR Loans in the London eurocurrency interbank markets, which such Lender determines is attributable to:

(A) any payment, prepayment, conversion or renewal of a LIBOR Loan made by the Borrower on a date other than the last day of an Interest Period for such LIBOR Loan (whether by reason of acceleration or otherwise); or

(B) any failure by the Borrower to borrow, convert into or renew a LIBOR Loan to be made, converted into or renewed by such Lender on the date specified therefor pursuant to the Borrower's prior election.

At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the present value (based on the Federal Funds Rate) of the excess of (1) the interest that would have been received from the Borrower under this Agreement during the remainder of the applicable Interest Period over (2) the interest component of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market for a period equal to such remaining portion of the Interest Period. A determination of any Lender as to the amounts payable pursuant to this Section 2.16 shall be conclusive absent manifest error or bad faith. Unless otherwise designated in writing by the Borrower or otherwise required hereby or by law, the Lender Group shall apply any principal payment by the Borrower against the Loans so as to minimize the amount the Borrower is obligated to pay under this Section 2.16.

Section II.17 Letter of Credit Cash Collateral Account. Cash collateral pledged by the Borrower, whether pledged voluntarily or as required under Sections 2.1, 2.6, 2.18(A) or 2.18(B) hereof, shall be deposited into an account of the Borrower maintained with the Agent, over which the Agent shall have sole control (the "Letter of Credit Cash Collateral Account"). Prior to the occurrence of a Default or Event of Default amounts on deposit in the Letter of Credit Cash Collateral Account shall be invested from time to time in Cash Equivalents upon the instruction of the Borrower and at the risk and for the benefit of the Borrower, provided that the Agent shall be obligated to comply with such instruction only to the extent that the Agent retains a perfected security interest in the Letter of Credit Cash Collateral Account and all investments therein, as granted below. The Borrower hereby grants, bargains, conveys and sets over to the Agent, for the benefit of the Lender Group, a security interest in and lien upon the Letter of Credit Cash Collateral Account and all cash and Cash Equivalents at any time hereafter contained therein as security for the payment and performance of all of the Borrower's obligations now or hereafter incurred hereunder or under the Notes or otherwise in connection herewith. The Borrower shall take such action and execute and deliver such documents, including financing statements, as the Agent may determine necessary or desirable to further the security interest hereby created. Provided there does not then exist an Event of Default or Default, if at any time the value of the assets held in the Letter of Credit Cash Collateral Account exceed the sum of the then existing Letter of Credit Liability plus the amount of any yet to be issued Letters of Credit then subject to a request by the Borrower under Section 2.18(B) hereof, the Agent shall remit such excess to the Borrower provided that the Agent shall have no obligation to remit such excess except from uninvested cash in the Letter of Credit Cash Collateral Account. In the event that the value of the assets held in the Letter of Credit Cash Collateral Account is less than the sum of the then existing Letter of Credit Liability plus the amount of any yet to be issued Letters of Credit then subject to a request by the Borrower under
Section 2.18(B), the Borrower shall deposit such difference in the Letter of Credit Cash Collateral Account promptly upon notice from the Agent. After the occurrence of an Event of Default and acceleration of the Loans as set forth in
Section 7.2 hereof, or if the Borrower shall have failed to pay all amounts which have come due on or prior to such applicable due date, the Agent shall apply all funds held in the Letter of Credit Cash Collateral Account in the manner provided in Section 2.18(C). On the Termination Date, all monies and Cash Equivalents in the Letter of Credit Cash Collateral Account in excess of the amount required to repay the Loans, the Letter of Credit Liability and any other amount then owing hereunder shall be returned to the Borrower.

Section II.18 Letters of Credit. Letters of Credit. In addition to requests that the Lenders make Advances pursuant to Section 2.1, the Borrower may request, in accordance with the provisions of this Section 2.18, that on and after the date on which all of the conditions set forth in Section 4.3 are satisfied to that date which is thirty one (31) days prior to the Termination Date, the Issuing Bank issue subject to the terms and conditions hereof, Letters of Credit for the account of the Borrower in an aggregate amount up to the Letter of Credit Sublimit; provided, that (1) in no event shall the Issuing Bank be obligated to issue any Letter of Credit having an expiration date later than the Termination Date, (2) the Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance the Letter of Credit Liability would exceed the Letter of Credit Sublimit, (3) the Borrower shall not request the Issuing Bank to issue any Letter of Credit if, after giving effect to such issuance the Letter of Credit Liability plus outstanding Loans would exceed the Commitment and (4) the Borrower shall not be entitled to request the Issuing Bank to issue any Letter of Credit unless (a) such Letter of Credit is to be issued in connection with the acquisition of any businesses, properties or assets of any kind or issued in connection with the amendment, renewal, extension, modification or refunding of the same; or (b) the Borrower deposits into the Letter of Credit Cash Collateral Account an amount equal to the face amount of such Letter of Credit. The issuance of any Letter of Credit in accordance with the provisions of this Section 2.18 shall require the satisfaction of each condition set forth in Sections 4.1, 4.2 and 4.3.

(A) Notice of Issuance or Amendment. Whenever the Borrower desires the issuance of a Letter of Credit or the amendment of a Letter of Credit, the Borrower shall deliver to the Issuing Bank and the Agent no later than 11:00 A.M. at least five (5) Business Days in advance of the proposed date of issuance or such shorter period as may be agreed to by the Issuing Bank, an executed application for such Letter of Credit in the form customarily required by the Issuing Bank for the issuance of letters of credit and an accompanying written notice which shall (a) with respect to Letters of Credit which are not fully cash collateralized pursuant to Section 2.18(A), contain a statement of the purpose of such Letter of Credit, together with an explanation and confirmation that such Letter of Credit is to be used in connection with the acquisition of any specified businesses, properties or assets of any kind or in connection with the amendment, renewal, extension, modification or refunding of the same, and (b) specify a precise description of the documents and the verbatim text of such Letter of Credit and any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank, in its sole, but reasonable, judgment, may require changes in any such documents and certificates; and provided further that no Letter of Credit shall require payment against a conforming draft to be made on the same Business Day that such draft is presented if presentation is made after 11:00 A.M. on such Business Day. On the proposed date of issuance of any Letter of Credit, the Issuing Bank shall determine to the best of its knowledge whether the proposed Letter of Credit, when added to the then outstanding Letter of Credit Liability, would be within the Letter of Credit Sublimit and, when added to the then outstanding Letter of Credit Liability and outstanding Advances, would be less than or equal to the Commitment. The Lenders and the Borrower shall hold the Issuing Bank harmless for any miscalculations or other errors in making such determinations except that if such miscalculations or other errors resulted from the bad faith or willful misconduct of the Issuing Bank as determined in a final judgement by a court of competent jurisdiction or a settlement tantamount to such formal decision, the Issuing Bank shall not be entitled to be held harmless under this sentence. In the event that, upon issuance of such proposed Letter of Credit, (1) the Letter of Credit Sublimit is exceeded, the Borrower shall immediately establish the Letter of Credit Cash Collateral Account with the Agent, if not already so established, and deposit into the Letter of Credit Cash Collateral Account the amount of such excess; and (2) the outstanding Advances plus the Letter of Credit Liability exceed the Commitment, the Borrower shall immediately repay to the Agent, for the benefit of the Lenders, the amount of such excess for application against the Advances, together with accrued interest thereon and any amount which may be due pursuant to Section 2.16 on account of such payment. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine in good faith that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

(B) Payment of Amounts Drawn Under Letters of Credit. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall immediately notify the Borrower and the Agent, and the Borrower shall reimburse the Issuing Bank on the day on which such drawing is honored in immediately available funds equal to the amount of such drawing; provided that (1) if sufficient funds are then in the Letter of Credit Cash Collateral Account to reimburse it in full for the amount of such drawing, the Issuing Bank shall immediately request the Agent and the Agent shall withdraw such amount necessary to reimburse it from the Letter of Credit Cash Collateral Account, (2) if the funds then in the Letter of Credit Cash Collateral Account are insufficient to reimburse the Issuing Bank in full for the amount of such drawing, the Agent shall withdraw all of the funds in the Letter of Credit Cash Collateral Account which shall be applied directly by the Agent to reimburse the Issuing Bank for such drawing and the unreimbursed balance of such drawing shall be reimbursed in accordance with clause (3) below, and (3) if there are no funds then in the Letter of Credit Cash Collateral Account, or if such funds are insufficient to reimburse the Issuing Bank in full for the amount of such drawing, then (a) unless the Borrower shall have notified the Agent prior to 11:00 A.M. on the date of such drawing that the Borrower intend to reimburse the Issuing Bank for the amount of such drawing with funds other than the proceeds of Advances, the Borrower shall be deemed to have given notice to the Agent requesting the Lenders to make an Advance which shall earn interest at the Adjusted Base Rate in accordance with Section 2.2 on the day on which such drawing is honored (the "Reimbursement Date") in an aggregate amount equal to the amount of such drawing less the amount, if any, withdrawn from the Letter of Credit Cash Collateral Account pursuant to clause (2) above, and (b) subject to satisfaction or waiver of the conditions specified in Section 4.2, the Lenders shall, on the Reimbursement Date, make an Advance, which shall earn interest at the Adjusted Base Rate, in an aggregate amount equal to the amount of such drawing less the amount, if any, withdrawn from the Letter of Credit Cash Collateral Account pursuant to clause (2) above, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for such drawing.

(C) Compensation. In addition to the L/C Fee, the Borrower agrees to pay to the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation or conversion of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer, administration, cancellation or drawing, as the case may be, or as otherwise agreed to by the Issuing Bank (which fees shall be for the benefit of the Issuing Bank and shall not be shared with the other Lenders).

(D) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings made under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (except to the extent caused by the gross negligence or willful misconduct of the Issuing Bank as determined in the final judgment of a court of competent jurisdiction or in settlement tantamount to such final judgment) including, without limitation, the following circumstances:

(1) any lack of validity or enforceability of any Letter of Credit;

(2) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Issuing Bank, the Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

(3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4) payment by the Issuing Bank to or as directed by the beneficiary of a Letter of Credit under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(5) any breach of this Agreement or any document delivered in connection herewith by any party hereto or thereto; or

(6) the fact that an Event of Default or a Default shall have occurred and be continuing.


(E) Indemnification; Nature of Lender's Duties. In addition to amounts payable as elsewhere provided in this Section 2.18, the Borrower hereby agrees to protect, indemnify and save the Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Agent, the Issuing Bank and each Lender may incur or be subject to as a consequence, direct or indirect, of (1) the issuance of any Letter of Credit, or (2) the failure of the Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority, except with respect to any such claim, demand, liability, damage, loss, cost, charge or expense, to the extent resulting from the Issuing Bank's gross negligence or willful misconduct as determined in a final judgment of a court of competent jurisdiction or a settlement tantamount to such formal decision. Without limiting the foregoing, the Issuing Bank shall have no obligation to ascertain whether the stated purpose of any requested Letter of Credit is permitted by this Agreement and shall not be liable for the Borrower's use of a Letter of Credit issued pursuant to the terms hereof in violation of the Borrower's covenants contained herein.

As among the Borrower, the Agent, the Lenders and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent, the Issuing Bank nor any Lender (absent its own gross negligence or willful misconduct as determined in a final order of a court of competent jurisdiction or in a settlement agreement tant amount to such final order) shall be responsible for: (1) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (2) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, unless (a) such failure is material and substantive, and (b) the Issuing Bank's payment on such Letter of Credit constitutes bad faith, gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or a settlement tantamount to such formal decision;
(4) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (5) errors in interpretation of technical terms; (6) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (7) the misapplication by the beneficiary of any such Letter of Credit; or (8) any consequences arising from causes beyond the control of the Issuing Bank. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit issued by it or the related certificates, if (i) taken or omitted in good faith and without gross negligence or willful misconduct as determined in a final order of a court of competent jurisdiction or in a settlement agreement tantamount to such final order, and (ii) substantially in accordance with the terms t hereof, shall not put the Issuing Bank under any resulting liability to the Borrower or the Lender Group.

As between the Agent, the Issuing Bank and Lenders, the Issuing Bank agrees that it will take the same care as it takes in connection with letters of credit in which it alone is interested. However, neither the Issuing Bank nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct as determined in a final judgement by a court of competent jurisdiction or a settlement tantamount to such formal decision.

With respect to its Pro Rata Share of the Advances and Letter of Credit Liability (if any), the Issuing Bank shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Issuing Bank. The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or trust business with any Borrower and any Subsidiaries or Affiliates of the Borrower as if the Issuing Bank were not the Issuing Bank unless otherwise prohibited by the terms of this Agreement.

It is expressly understood and agreed that the obligations of the Issuing Bank hereunder are only those expressly set forth in this Agreement and that the Issuing Bank shall be entitled to assume that no Event of Default or Default has occurred and is continuing unless the Issuing Bank has actual knowledge of such fact or has received written notice from a Lender or the Borrower that such Lender or the Borrower considers that an Event of Default or Default has occurred and is continuing and specifying the nature thereof.

So long as the Issuing Bank shall be entitled, pursuant to the immediately preceding paragraph, to assume that no Event of Default or Default has occurred and is continuing, the Issuing Bank shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Issuing Bank shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, warranty or other paper or instrument reasonably believed in good faith by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in good faith and in the reasonable exercise of its judgment.

Each Lender agrees to indemnify the Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Issuing Bank under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or a settlement tantamount to such formal decision.

Section II.19 Disbursement of Payments to the Lenders and Issuing Bank. The Agent shall promptly distribute to each applicable Lender Group member its ratable share of each payment received by the Agent under the Loan Documents for the account of such Lender Group member by crediting an account of such Lender Group member at the Agent's office or by wire transfer to an account of such Lender Group member at an office of any other commercial bank located in the United States or at any Federal Reserve Bank designated by such Person. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Group member under the Loan Documents that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent, in its sole discretion may, in reliance upon such assumption, cause to be distributed to each applicable Lender Group member on such due date, a corresponding amount with respect to the amount then due to such Person. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, and the Agent shall have so distributed to such Lender or Lenders or the Issuing Bank a corresponding amount, such Lender Group member shall, on demand, repay to the Agent the amount so distributed together with interest thereon, for each day from the date such amount is distributed to such Lender Group member until the date such Person repays such amount to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Adjusted Base Rate. Moreover, any Lender Group member that shall have failed to make available the required amount shall not be entitled to vote on such matters as Lenders are otherwise entitled to vote on or consent to or approve under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Agent by such Lender Group member. Nothing in th is Section 2.19 shall relieve the Borrower from any payment obligations.


                                  ARTICLE III

                                  COLLATERAL


Section III.1 Security Interests. (A) As security for the performance of this Agreement and of the other Loan Documents, the payment of principal and interest under the Loans and the payment of all other liabilities of the Borrower and/or any Guarantors to the Agent, the Issuing Bank and the Lenders, whether absolute or contingent, matured or unmatured, direct or indirect, sole, joint, several, or joint and several, similar or dissimilar, due or to become due or heretofore or hereafter contracted or acquired (the "Liabilities"), the Borrower hereby grants, pledges, and assigns to the Agent, as agent for the Lender Group, a security interest in all assets of the Borrower constituting personal property now owned or hereafter acquired including, without limitation, (A) all Accounts, Chattel Paper, Equipment (whether or not constituting fixtures but excluding motor vehicles title to which is evidence by a certificate of title), Documents, Instruments, General Intangibles (including, but not limited to, any and all interests in trademarks, service marks, patents, licenses, permits, copyrights, contracts and agreements), including without limitation the Borrower's rights under all present and future contracts (to the extent assignments thereof are not prohibited by their terms), authorizations, permits and licenses issued or granted to the Borrower by any governmental agency, whether federal, state or local for the ownership and operation of its business, and all proceeds of sale thereof, (B) all Inventory of the Borrower held for sale or lease or to be furnished under contracts of service, (C) all books, records, tapes, information, data, stored material, computer media, passwords, access codes arising or related to the Borrower's business, now existing or hereafter acquired (collectively, "Books and Records"), (D) any account maintained by the Borrower with the Agent or any Affiliate of the Agent or any Lender or any Affiliate of any Lender and all cash held therein, and (E) all proceeds and products of the foregoing, including casualty insurance thereon, now owned or hereafter acquired by the Borrower.

Section III.2 Further Security.  As further security for payment of the
Liabilities: (A) the Borrower and the Guarantors shall execute and deliver a pledge agreement (the "Pledge Agreement") in favor of the Agent for the benefit of the Lender Group, pursuant to which they will grant to the Agent for the benefit of the Lender Group a lien on and security interest, in (i) 100% of the capital stock in each Domestic Subsidiary whether now existing or hereafter created or acquired, (ii) 65% of the capital stock of each Foreign Subsidiary whether now existing or hereafter created or acquired, and (iii) obligations owed by the Borrower or any Guarantor to the Borrower or any other Guarantor, whether now existing or hereafter created; (B) the Borrower and the Guarantors shall deliver to the Agent original stock certificates and instruments (if any) representing the property pledged pursuant to the Pledge Agreement, together with powers executed in blank; (C) the Guarantors shall deliver to the Agent the Guarantee pursuant to which (I) the Guarantors shall each jointly and severally guarantee and become surety for all of the Borrower's obligations hereunder and (ii) the Guarantors shall each grant to the Agent a security interest in all of the personal property assets of each Guarantor as security for the Guarantors' obligations under the Guarantee and for the Borrower's Liabilities; and (D) the Borrower and each Guarantor shall deliver executed UCC-1 financing statements as to such pledges and security interests in form and substance as required by the Agent.

Section III.3 Financing Statements; Certificates of Title. The Borrower will join with the Agent in executing such financing statements and continuation statements (in form satisfactory to the Agent) under the Uniform Commercial Code as the Agent may specify, and will pay the cost of filing the same in such public offices as the Agent shall designate. The Borrower agrees to take whatever action the Agent reasonably requests to perfect and to continue perfection of the Agent's security interest in the Collateral.

Section III.4 Landlord's Waiver. The Borrower shall exercise reasonable commercial efforts to cause the owners of the locations identified on Exhibit
3.6 to execute and deliver to the Agent an instrument (in form satisfactory to the Agent) by which each such owner waives its right to distrait on any of the Collateral, and by which such owner grants to the Agent the right (but not the obligation) to cure any default by the Borrower under the applicable lease (each, a "Landlord's Waiver").

Section III.5 The Agent's Rights With Respect to Accounts, Chattel Paper, Instruments and General Intangibles. With respect to any Account, Chattel Paper, Instrument and General Intangible that is Collateral hereunder, upon the occurrence and continuance of an Event of Default which has resulted in the acceleration of the Loans, the Agent shall have the right at any time and from time to time, with notice to the Borrower (which may be oral or written), to:
(A) endorse in the name of the Borrower all proceeds of the Accounts, Chattel Paper, Instruments and General Intangibles payable to the Borrower that may come to the Agent; (B) notify Purchasers under the Borrower's Accounts, Chattel Paper, Instruments and General Intangibles that such Accounts, Chattel Paper, Instruments and General Intangibles have been assigned to the Agent, forward invoices to such Purchasers directing them to make payments to the Agent, collect all Accounts, Chattel Paper, Instruments and General Intangibles of the Borrower in the Agent's or the Borrower's name, and take control of any cash or non-cash proceeds of the Borrower's Accounts, Chattel Paper, any Instruments and General Intangibles; (C) compromise, extend, or renew any Account, Chattel Paper, Instrument or General Intangible of the Borrower or deal with the Borrower's Accounts, Chattel Paper, Instruments and General Intangibles as the Agent may deem advisable; (D) make exchanges, substitutions, or surrenders of Collateral; and (E) take control of any cash or non-cash proceeds of any Collateral.

Section III.6 Places of Business; Location of Collateral. The Borrower represents that (1) the properties listed on part A of Exhibit 3.6 attached hereto serve as the Borrower's chief place of business, chief executive office, and the place where it keeps its Books and Records, and (2) all of the locations where the Borrower and/or any Guarantor keeps Equipment or Inventory having an aggregate value in excess of $1,000,000.00 are listed on part B of
Exhibit 3.6 attached hereto.

(A) The Borrower will notify the Agent prior to (1) any change in the location of the chief place of business or chief executive office of the Borrower or any Guarantor, (2) any change in the place where the Borrower or any Guarantor keeps its Equipment and/or Inventory or its Books and Records, (3) the establishment of any new or the discontinuance of any existing place of business of the Borrower or any Guarantor, and (4) the establishment of any new or the discontinuance of any location where Inventory, Equipment or Books and Records are kept by the Borrower or any Guarantor.

(B) Except for the temporary removal of mobile Equipment in the ordinary course of the Borrower's business, the Borrower will not permit any of its or any Guarantor's Equipment having an aggregate value of $1,000,000.00 or more to be removed from its current location or any of its or their Inventory having an aggregate value of $1,000,000.00 or more to be so removed without giving the Agent prior written notice and then, only if and to the extent the Agent retains a first priority, perfected security interest therein.

Section III.7 Accounts. With respect to each Account represented on the Borrower's Consolidated balance sheet the Borrower represents that: (1) except as reflected on such Consolidated balance sheet such Account is not evidenced by a judgment, an Instrument or Chattel Paper or secured by a letter of credit (except (a) such judgment as has been assigned, (b) such Instrument or Chattel Paper as has been endorsed and delivered to the Agent and (c) such letter of credit as has been assigned and delivered to the Agent) and represents a bona fide completed transaction; (2) except as reflected on such Consolidated balance sheet, the amount shown on the Borrower's Books and Records and on any list, invoice or statement furnished to the Agent is owing to the Borrower; (3) the Borrower has good title to the Account free and clear of all liens and encumbrances except for Permitted Encumbrances; (4) the Account has not been transferred to any other Person, and, at the time such Account is created, no person except the Borrower or Purchaser has any claim thereto or to the goods or services represented thereby; (5) except as reflected on such Consolidated balance sheet, no partial payment against any Account has been made by anyone other than as noted on the Borrower's Books and Records; and (6) except as reflected on such Consolidated balance sheet, to the best of the Borrower's knowledge, no set-off or counter-claim to such Account exists, and no agreement has been made with any person under which any deduction or discount may be claimed. The Borrower shall be deemed not to have made a misrepresentation (either upon execution of this Agreement or at the time such representations may be deemed renewed in accordance with the terms of this Agreement) with respect to this Section 3.7(A) if the representations set forth in the foregoing sentence (i) are true for all Eligible Accounts on the then current Borrowing Base Certificate, and (ii) are untrue for Accounts aggregating not more than $1,000,000.00 at the time such representation is made or deemed renewed.

(A) The Borrower will promptly notify the Agent if any Account arises out of contracts with the United States, any United States state, territory or local government, or any department, agency or instrumentality thereof, furnish the Agent with copies of each such contract and, at the Agent's request, execute any instruments and take any steps in order that (subject to the following sentence) all moneys due and to become due under any such contract shall be assigned to the Agent and notice given under the Federal Assignment of Claims Act (or applicable state statute, if any). The Agent agrees not to deliver any such notices of assignments to the applicable United States or other United States state, territory or local governmental department, agency or instrumentality unless and until there occurs an Event of Default and then the Agent shall deliver such notices of assignment only if it determines or the Majority Banks determine (as indicated in writing to the Agent directing the Agent to so deliver such notices of assignment) in good faith that under the circumstances it is reasonable to do so to protect its or their rights in and to such Accounts or the proceeds thereof or in anticipation of exercising its or their rights hereunder as a result of such Event of Default.

(B) The Borrower will (1) if requested by the Agent, furnish to the Agent copies, with such duplicate copies as the Agent may request, of any invoice applicable to each of its Accounts; (2) inform the Agent immediately of any delay in performance by the Borrower or claims made in regard to its Accounts which alone or in the aggregate with other claims or delays could likely have a Material Adverse Effect; and (3) furnish the Agent with such other reports as the Agent may from time to time reasonably request.

Section III.8 Chattel Paper; Letters of Credit and Instruments. The Borrower covenants that it will deliver to the Agent promptly copies (or if requested by the Agent originals) of (A) all letters of credit securing Accounts, except to the extent such letters of credit (1) secure Accounts not included as Eligible Accounts on the then current Borrowing Base Certificate, and (2) such Accounts aggregate not more than $1,000,000.00, (B) Chattel Paper, and/or (C) Instruments now in its possession or hereafter acquired, each properly assigned and/or endorsed over to the Agent, the originals of which letters of credit, Chattel Paper and Instruments delivered to the Agent shall be held by the Agent as security hereunder. The Borrower shall remain solely responsible for the observance and performance of all of its or their covenants and obligations under all Chattel Paper and Instruments, and the Agent shall not be required to observe or perform any such covenants or obligations.

Section III.9 Equipment. The Borrower represents, warrants and agrees that (A) the Borrower has good title to its Equipment (other than leased Equipment), subject only to the security interests created hereby and Permitted Encumbrances; and (B) Borrower will not dispose of any of its Equipment other than in the ordinary course of business and then in accordance with the terms of this Agreement, or permit any of its Equipment to become a fixture or an accession to other property unless the Agent's security interest therein would continue to be a perfected, first lien priority security interest therein.

Section III.10 Expenses of Agent. The Borrower will reimburse the Agent within ten (10) days after demand for all reasonable expenses (including the reasonable fees and expenses of legal counsel for the Agent) in connection with the enforcement of the Agents' rights to take possession of the Collateral and the proceeds thereof and to hold, collect, render in compliance with applicable laws and regulations (including without limitation Environmental Laws), prepare for sale, sell and dispose of the Collateral.

Section III.11 Notices. If notice of sale, disposition or other intended action by the Agent with respect to the Collateral is required by the U.C.C. or other applicable law, any notice thereof sent to the Borrower at its address listed herein or such other address of the Borrower as may from time to time be shown on the records of the Agent at least ten days prior to such action, shall constitute reasonable notice to the Borrower.

Section III.12 Insurance; Discharge of Taxes, etc. The Agent shall have the right at any time and from time to time, with or without notice to the Borrower, to (A) obtain insurance covering any of the Collateral if the Borrower fails to do so, (B) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral and
(C) pay for the maintenance and preservation of any of the Collateral. The Borrower will reimburse the Agent, on demand, with interest thereon at the Default Rate for any payment the Agent makes, or any reasonable expense the Agent incurs under this authorization. The Borrower assigns to the Agent all right to receive the proceeds of insurance covering the Collateral, directs any insurer to pay all such proceeds directly to the Agent, authorizes the Agent to endorse in the name of the Borrower any draft for such proceeds, and authorizes the Agent to apply such proceeds as a prepayment against the Loans if there then exists an Event of Default or to the extent so provided in Section 2.6 hereof (but subject to the terms of such Section 2.6 relating to the Borrower's option to reinvest such proceeds). In the event that there does not exist a Default or Event of Default and such proceeds are not to be applied as a prepayment pursuant to Section 2.6 hereof because the Borrower intends to repair or replace damaged Collateral or otherwise reinvest the proceeds of such insurance as permitted thereby, upon receipt of Borrower's written request, the Agent shall make such proceeds available to the Borrower and to its appropriate Subsidiary (if any) for the repair or replacement of damaged Collateral (or other reinvestment) if and on condition that (i) the Borrower proceeds diligently to cause such replacement, repair and/or reinvestment, (ii) there does not occur or exist any Default or Event of Default at the time such proceeds are received by the Agent or at any time during such repair and/or replacement, and (iii) any excess proceeds remaining after such repair, replacement or other reinvestment shall be applied by the Agent as a prepayment against the Loans to the extent required under Section 2.6. If such proceeds are to be used to repair or replace the damaged Collateral as set forth in the previous sentence and such aggregate proceeds exceed $3,000,000.00 (when added to any such proceeds received by any Subsidiary), then the Agent shall retain such proceeds in a restricted access account and shall advance such proceeds against actual costs incurred as evidenced by paid invoices or other evidence as the Agent may require. If such proceeds are to be used to repair or replace the damaged Collateral and such aggregate proceeds are $3,000,000.00 or less (when added to any such proceeds received by any Subsidiary), the Agent shall remit such proceeds to the Borrower promptly for such use. The Borrower shall keep the Agent informed, as the Agent may reasonably request, as to the progress of such repair, replacement or reinvestment. In the event that there does not then exist any Default or Event of Default and such proceeds are not to be applied as a prepayment pursuant to Section 2.6 hereof because the Net Cash Proceeds when added to Net Cash Proceeds from dispositions of assets for the immediately preceding twelve months do not equal or exceed $1,000,000.00, the Borrower shall be entitled to retain such proceeds for its corporate purposes.

Section III.13 Waiver and Release by the Borrower. The Borrower (A) waives protest of all commercial paper at any time held by the Agent on which the Borrower is in any way liable, notice of nonpayment at maturity of any and all Accounts and, except where required hereby or by law, notice of action taken by the Agent under the Loan Documents, and (B) releases the Agent from all claims for loss or damage caused by any failure to collect any Account or by any act or omission on the part of the Agent or its officers, agents and employees, except willful misconduct or gross negligence as determined in a final judgment of a court of competent jurisdiction or a settlement tantamount to such formal order.

Section III.14 Records and Reports. The Borrower shall keep accurate and complete records of its Accounts (and the collection thereof), General Intangibles, Chattel Paper, Instruments, Documents and Inventory and furnish the Agent such information about its Accounts, General Intangibles, Chattel Paper, Instruments, Documents, and Inventory as the Agent may reasonably request. The Agent shall have the right to conduct periodic examinations and verifications of the Borrower's Books and Records, which examination may include, without limitation, verifications of Accounts by contacting Purchasers; provided that if there then exists no Event of Default, the Agent shall conduct such verifications with the Borrower's assistance (which the Borrower agrees to provide) using the Borrower's letterhead with responses to be returned to a lock box under the Agent's control. The Borrower agrees to make its Books and Records available to the Agent at the Borrower's principal place of business for purposes of such examinaton. Provided there does not exist an Event of Default, the Agent agrees to give the Borrower at least two
(2) Business Days prior notice of such examination (which notice need not be in writing) and to conduct such examination during normal business hours. The Borrower shall reimburse the Agent for the reasonable costs and expenses of any such examination conducted following the occurrence and during the continuation of an Event of Default.

Section III.15 Further Assurances. From time to time the Borrower will execute and deliver to the Agent such additional instruments as the Agent may reasonably request to effectuate the purposes of this Agreement and to assure to the Agent, as secured party, a perfected, first priority security interest in the Collateral.

Section III.16 Application of Proceeds of Collateral. After the occurrence of an Event of Default, all proceeds of Collateral shall be applied (A) to the costs of preservation and, liquidation of such Collateral and the Agent's exercise of its rights hereunder then (B) to all other Liabilities.

Section III.17 Continuing Collateral. The Agent shall be under no obligation to proceed first against any part of the Collateral before proceeding against any other part of the Collateral. It is expressly agreed that all of the Collateral stands as equal security for all Liabilities and the Agent shall have the right to proceed against or sell any and/or all of the Collateral in any order, or simultaneously, as it, in its sole discretion, shall determine.


                                  ARTICLE IV

                             CONDITIONS OF LENDING

Section IV.1 General Conditions Precedent. The obligation of the Issuing Bank to issue Letters of Credit and of each Lender to make its Pro Rata Share of the initial Advance of the Revolving Credit, and to participate in its Pro Rata Share of Letters of Credit hereunder is subject to the Agent having received, on or before the day on which such Advance, disbursement or issuance is to be made, all of the following which shall be in form and substance satisfactory to the Agent:

(A) a copy, certified in writing by the Secretary or an Assistant Secretary of the Borrower and each Guarantor as of the Closing Date, of (1) resolutions of the Board of Directors (or, if authorized, the Executive Committee) of such Person evidencing approval of the Loan Documents to which it is a party and the matters contemplated thereby, (2) each document evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents, (3) such Person's by-laws, certificate of incorporation and amendments thereto and (4) written consent of a majority of those members of the Borrower's Board of Directors who are not, and have not been during the five years prior hereto, employees of the Borrower and who were either members of the Borrower's Board of Directors on November 25, 1986, or who subsequently became directors of the Borrower and whose election or nomination for election by the Borrower's shareholders, were approved by a majority of the directors described in this clause (4) on the Board of Directors at the time of such election or nomination (collectively, the "Independent Directors");

(B) a favorable opinion of counsel(s) to the Borrower and the Guarantors dated as of the Closing Date on such matters and in such form as the Agent shall require;

(C) a written certificate as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower and each Guarantor as to the names and signatures of the officers of such Person authorized to sign the Loan Documents to which such Person is a party and the other documents or certificates of such Person to be executed and delivered pursuant thereto;

(D) recent certificates, issued by the Secretary of State of each jurisdiction where the Borrower and each Guarantor is incorporated and/or authorized to do business, stating that such Person is a corporation duly incorporated or authorized to do business (as the case may be) and in good standing under the laws of such jurisdiction;

(E) the Notes executed by the Borrower;

(F) the Pledge Agreement executed by the Borrower and each Guarantor together with the original certificates for all shares of capital stock owned by the Borrower and each Guarantor and stock powers duly endorsed in blank by the Borrower and each Guarantor and the originals of all notes or other instruments pledged under the Pledge Agreement;

(G) the Guarantee executed by each Guarantor;

(H) the Uniform Commercial Code financing statements executed by the Borrower and each Guarantor, and any other document which the Agent may reasonably request, including without limitation any other document for filing or otherwise, in order to perfect the Agent's security interest in the Collateral;

(I) evidence that the Borrower and the Guarantors have complied with those covenants regarding insurance as are contained herein and in the Guarantee;

(J) evidence that the Borrower and each Guarantor have provided to the Agent the documents necessary for the Agent to open the Letter of Credit Cash Collateral Account;

(K) a certificate of the Borrower representing to the Lenders that (1) there is no pending or, to the Borrower's knowledge, threatened litigation against the Borrower or any Subsidiary which, if decided against such Person, would result in a Material Adverse Effect; (2) no material adverse change has occurred in the financial condition of the Borrower and its Subsidiaries taken as a whole since December 31, 1997; (3) the representations and warranties of the Borrower contained in the Loan Documents are correct and accurate on and as of the Closing Date as though made on and as of the Closing Date; and (4) no Default or Event of Default has occurred or will result from the making of the Loans or issuance of any Letters of Credit;

(L) a Uniform Commercial Code, tax and judgment lien search prepared by a search company acceptable to the Agent showing no perfected liens against any property of the Borrower or any Guarantor or against any Collateral, excluding Permitted Encumbrances or liens being assigned to the Agent on the Closing Date;

(M) a copy of each and every authorization, permit, consent and approval of and other action by, and notice to and filing with (collectively, "Consents"), every governmental authority and regulatory body which is required to be obtained or made by the Borrowers and each Guarantor for the due execution, delivery and performance of this Agreement and the other Loan Documents and for the consummation of the transactions contemplated therein, or a certificate of an officer of the Borrower and each Guarantor and such supporting evidence as the Agent may request that no such Consents are required;

(N) a certificate executed by the trustee of the Subordinated Debentures and by an authorized officer of the Borrower stating (1) the principal amount outstanding thereunder as of the date hereof, (2) that there has occurred no default or event of default with respect thereto, (3) that there have been no amendments thereto or to the indenture under which such Subordinated Debentures were issued, (4) that the obligations of the Borrower hereunder constitute "Senior Indebtedness" for purposes of such Subordinated Debentures, and (5) such other facts as the Agent may reasonably require;

(O) the Intercreditor Agreement executed by all parties thereto;

(P) certified copies of all shareholder agreements relating to the Borrower, its Subsidiaries, or any of them;

(Q) copies of all of the Borrower's and each of its Subsidiaries' material contracts;

(R) a pro forma Compliance Certificate as of the Closing Date using the Borrower's results for the twelve month period ending June 30, 1998;

(S) pro forma financial statements and projections of the Borrower on a Consolidated basis as of the Closing Date through the Termination Date;

(T) such other financial statements, reports, projections and other financial information as the Agent may reasonably request, all of which shall be certified by the Borrower and its Subsidiaries as having been prepared in good faith and based on assumptions reasonably believed by the Borrowers and its Subsidiaries to be reasonable, all of which shall be satisfactory to the Agent in form and substance;

(U) all of the Borrowers' instruments, chattel paper and letters of credit , if any, supporting any Account owed by a Purchaser, each properly endorsed and/or assigned to the Agent;

(V) the Borrower shall have delivered to the Agent evidence that, prior to or substantially simultaneously with the making of the initial Loans, (1) all Indebtedness of the Borrower and its Subsidiaries except the Subordinated Debentures will be repaid, (2) all commitments to lend in respect of such Indebtedness shall have been effectively terminated and (3) all collateral held in connection therewith shall have been released (or undertakings to release such collateral upon receipt of specified funds shall have been duly made) and UCC-3 termination statements and all other documents necessary in the determination of the Agent to effectively terminate of record all security interests related to such Indebtedness shall have been duly executed by the proper parties and shall have been delivered to the Agent (or undertakings to do so upon receipt of specified funds shall have been furnished to the Agent);

(W) the Borrower shall establish a Loan funding account with the Agent;

(X) payment by the Borrower of all Fees then due;

(Y) results satisfactory to Lender of (1) a field examination of the Collateral conducted by the Agent; and (2) a review and audit of the Borrower's and each of its Subsidiaries' material contracts;

(Z) a Borrowing Base Certificate as of the Closing Date executed by the Borrower with such supporting data as the Agent may require;

(AA) fully executed ESOT Loan Assignment Documents and evidence that all conditions to the assignment of the ESOT Loan and ESOT Loan Documents to Mellon have been satisfied; and

(BB) such other documents and information as the Agent may reasonably request.

Section IV.2 Additional Conditions Precedent. The obligation of the Issuing Bank to issue Letters of Credit and of each Lender to make its Pro Rata Share of Advances under the Revolving Credit (including the initial Advance), and to participate in any Letters of Credit are subject to the further conditions precedent that:

(A) The representations and warranties contained herein shall be accurate on and as of the date of such Advance, disbursement or selection as though made on and as of such date except for changes permitted hereby or in writing by the Majority Lenders;

(B) No Event of Default or Default shall have occurred and be continuing or will result from the making of such Advance, disbursement or issuance;

(C) No material adverse change shall have occurred in the financial condition of the Borrower and its Subsidiaries taken as a whole since the date of the most recent audited financial statements submitted to the Lenders; and

(D) If the intended use of the proceeds of such Advance or of the Letter of Credit is to assist in the financing of a Permitted Acquisition, the Borrower shall have delivered to the Agent evidence satisfactory to the Agent that after giving effect to such Advance or Letter of Credit and to such Permitted Acquisition, the sum of the unused availability under the Commitment plus the Borrower's aggregate Cash Equivalents shall not be less than $5,000,000.00.

Section IV.3 Conditions to Issuance of Letters of Credit. The obligation of the Issuing Bank to issue any Letter of Credit hereunder is subject to the prior or concurrent satisfaction of all of the following conditions:

(A) On or before the date of issuance of each Letter of Credit, the Issuing Bank shall have received, in accordance with the provisions of Section 2.18, a notice requesting the issuance of such Letter of Credit, an executed application for such Letter of Credit in the form customarily required by the Issuing Bank for the issuance of letters of credit, all other information specified in Section 2.18, and such other documents as the Issuing Bank may reasonably require in connection with the issuance of s uch Letter of Credit;

(B) On the date of issuance of each Letter of Credit, all conditions precedent described in Sections 4.1 and 4.2 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of an Advance, and each request by the Borrower to the Issuing Bank to issue a Letter of Credit shall constitute a representation by the Borrower that at the time thereof (1) all conditions precedent described in Sections 4.1 and 4.2 and (2) the sum of the proposed Letter of Credit plus the Letter of Credit Liability plus the Advances then outstanding would not exceed the Commitment, and (3) the sum of the proposed Letter of Credit plus the Letter Credit Liability will not exceed the Letter of Credit Sublimit; and

(C) On or before the date of issuance of such Letter of Credit, the Borrower shall have paid the L/C Fee and the other fees required under Section 2.18.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

In addition to all other representations and warranties set forth in this Agreement, the Borrower represents and warrants to the Agent, the Lenders and the Issuing Bank as follows, it being understood that representations and warranties that do not speak solely as of the Closing Date may be up-dated, from time to time, by the Borrower delivering modifications of any relevant
Exhibits:

Section V.1 Existence. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under its respective state of incorporation. The Borrower and each Subsidiary has all requisite power and authority, corporate and otherwise, to conduct its business and to own its properties and is duly qualified as a foreign corporation in good standing in all other jurisdictions in which its failure so to qualify could reasonably be expected to have a Material Adverse Effect.

Section V.2 Authorization. The execution, delivery and performance by the Borrower and each Subsidiary of this Agreement, the Notes and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action (including without limitation by written consent of a majority of the Borrower's Independent Directors to the Borrower entering into this Agreement); do not and will not violate any current provision of any government regulation or statute, or of the charter or by-laws of such Person or result in a breach of or constitute a default under any instrument or other material agreement to which such Person is a party or by which it or its properties are bound or affected, except for any such violation, breach or default as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and do not and will not result in or require the creation of any lien, security interest or other encumbrance (other than in favor of the Agent) upon any of i ts properties.

Section V.3 Validity of Documents. This Agreement, the Notes and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the valid and legally binding obligations of such Person, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

Section V.4 Financial Information. The Financial Statements of the Borrower and its Subsidiaries dated December 31, 1997 delivered to the Lender Group members, together with the Interim Statements as of March 31, 1998, delivered to the Lender Group members present fairly, in all material respects, the financial positions, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for the period then ended in accordance with GAAP. Since December 31, 1997, there has been no material adverse change in the financial condition or the results operations of the Borrower and its Subsidiaries taken as a whole.

Section V.5 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any of their properties, before any court or governmental department, commission, board, bureau, agency, or instrumentality (domestic or foreign), including without limitation with respect to any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic material, industrial chemical waste, pollutant, contaminant, raw material, substance, product or by-product of any substance which does not constitute an Environmental Concern Material, that, if determined adversely to such Person could reasonably be expected to have a Material Adverse Effect.

Section V.6 Contingent Liabilities. As of the Closing Date there are no Contingent Liabilities of the Borrower or any of its Subsidiaries that are not disclosed on the financial statements mentioned in Section 5.4 hereof or on
Exhibit 5.6 hereto which individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect.

Section V.7 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required to be filed before the date hereof and have paid all taxes, assessments and charges imposed upon them or their property, or that they are required to withhold and pay over, to the extent that they were required to be paid before the date hereof, other than any (A) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (B) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower.

Section V.8 Encumbrances. None of the properties or assets of the Borrower or any of its Subsidiaries are subject to any mortgage, pledge, security interest, lien, or other encumbrance except for Permitted Encumbrances.

Section V.9 Consents. No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency, or instrumentality, domestic or foreign, or other Person is or will be necessary for the valid execution, delivery, or performance by the Borrower or any of its Subsidiaries of the Loan Documents to which it is a party, except (A) those which have been obtained or made prior to the Closing Date, (B) filings necessary to perfect the Liens intended to be created by the Loan Documents, which shall be made promptly in accordance with the terms of the Loan Documents, and (C) those which the failure to obtain or make could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

Section V.10 ERISA. The Borrower, its Subsidiaries and the members of their Controlled Groups maintain only those Defined Benefit Pension Plans, Defined Contribution Plans and other Plans listed on Exhibit 5.10 attached hereto and contribute to only those Multiemployer Plans listed on Exhibit 5.10 attached hereto.

(A) Each Defined Benefit Pension Plan and Defined Contribution Plan, which are intended to be qualified under section 401(a) of the Code as most recently amended, including amendments to any trust agreement, group annuity, or insurance contracts, or other governing instrument, is the subject of a favorable determination letter by the Internal Revenue Service with respect to its qualification under section 401(a) of the Code.

(B) All Plans comply in all material respects, both in form and in operation, with the applicable requirements of the Code and ERISA.

(C) There is not now, and has not been, any material violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity or the furnishing of such documents to the participants or beneficiaries of any Plan. The Borrower has furnished to the Lender Group members copies of the most recent annual report, audited financial statements, and other reports filed with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity with respect to each Plan.

(D) All Pension Plans, as of the date hereof, meet the applicable minimum funding standards of section 412 of the Code and section 302 of ERISA without regard to any funding waiver. The Borrower, its Subsidiaries and the members of their Controlled Groups have, as of the date hereof, made all contributions or payments to or under Pension Plans required by the terms of any such Plan or any contract or agreement.

(E) No liability to the PBGC has been, or is expected by the Borrower, any of its Subsidiaries or any member of its Controlled Group to be, incurred by the Borrower, any of its Subsidiaries or any member of its Controlled Group.

(F) No Defined Benefit Pension Plan has any Amount of Unfunded Benefit Liabilities except as listed on Exhibit 5.10.

(G) No trust was established in connection with any Defined Benefit Pension Plan pursuant to section 4049 of ERISA (as in effect on December 17, 1987) and no liabilities (whether or not such liability is being litigated) have been asserted against the Borrower, any of its Subsidiaries or any member of their Controlled Groups in connection with any such Defined Benefit Pension Plan by the PBGC or by a trustee appointed pursuant to section 4042(b) or (c) of ERISA, and no lien has been attached and no person has threatened to attach a lien on any property of the Borrower, any of its Subsidiaries or any member of their Controlled Groups as a result of any failure to comply with the Code or ERISA.

(H) No Prohibited Transaction which could reasonably be expected to result in a Material Adverse Effect has occurred with respect to any Plan.

(I) No Reportable Event which could reasonably be expected to result in a Material Adverse Effect has occurred with respect to any Defined Benefit Pension Plan.

(J) Neither the Borrower, nor any of its Subsidiaries, nor or any member of their Controlled Groups has any unfunded liabilities of unfunded and uninsured "employee welfare benefit plans" (as defined in section 3(1) of ERISA).

(K) There is not now, and has not been, any COBRA Violation with respect to any Plan to which such continuation coverage requirements apply which has a material adverse effect, directly or indirectly, on the financial condition of the Borrower or any of its Subsidiaries.

(L) The Borrower, its Subsidiaries and the members of their Controlled Group have established only those irrevocable trusts the assets of which remain subject to the general creditors of the Borrower, any of its Subsidiaries and/or members of their Controlled Groups (sometimes referred to as "rabbi trusts") listed on Exhibit 5.10 attached hereto and have furnished to the Lender Group members copies of each such "rabbi trust."

(M) If the Borrower, any of its Subsidiaries or any member of their Controlled Groups were obligated to pay the entire potential Withdrawal Liabilities for which any of them would be liable if each of them were to withdraw from the Multiemployer Plans to which any of them makes contributions, such obligations would not be in excess of $0.00.

(N) The Borrower, all of its Subsidiaries and the members of their Controlled Group have complied with the requirements of section 515 of ERISA with respect to Multiemployer Plans.

Section V.11 Ownership; Subsidiaries and Affiliates; Fictitious Names. The record and beneficial owners of the outstanding capital stock of each of Borrower's Subsidiaries as of the Closing Date is set forth on Exhibit 5.11 attached hereto. The record and beneficial owners of five percent (5%) or more of any class of outstanding capital stock of the Borrower as of the Closing Date, as reported in writing to the Borrower, is set forth on Exhibit 5.11 attached hereto. Exhibit 5.11 hereto lists as of the Closing Date Affiliates known to the Borrower and all Subsidiaries of the Borrower and each of its Subsidiaries, and sets forth the equity ownership of each. Neither the Borrower nor any of its Subsidiaries trades under any fictitious names except as indicated on Exhibit 5.11. Except as otherwise permitted in this Agreement, the Borrower has no Subsidiaries except for the Guarantors.

Section V.12 Licenses, Permits, etc. The Borrower and each of its Subsidiaries is in possession of and operating in compliance with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of its business as now conducted, and all of them are valid and in full force and effect, except any the absence or invalidity of which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section V.13 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations and orders of all federal, state and governmental agencies and courts which are applicable to it, to the conduct of its business, or to the ownership and use of its properties to the extent that the failure to comply would reasonably be expected to have a Material Adverse Effect.

Section V.14 Environmental Matters. Except as disclosed on Exhibit 5.14 attached hereto and made a part hereof, the Borrower and each of its Subsidiaries is and has been, in full compliance with all applicable Environmental Laws, except to the extent that the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. To the best of the Borrower's knowledge, there are no circumstances that may prevent or interfere with such compliance now or in the future.

(A) The Borrower and each of its Subsidiaries have all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, in the future, except the absence or invalidity of which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(B) There is no Environmental Claim pending or to the knowledge of the Borrower after due inquiry, threatened, and to the best of the Borrower's knowledge, there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries) that could form the basis of any Environmental Claim against the Borrower or any of its Subsidiaries, which Environmental Claim could reasonably be expected to have a Material Adverse Effect.

(C) To the best of the Borrower's knowledge, no facility or property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is an Environmental Cleanup Site and neither the Borrower nor any of its Subsidiaries has directly transported or disposed of any Environmental Concern Materials to, or has been identified as a potentially responsible party with respect to, any Environmental Cleanup Site. No lien exists, and, to the Borrower's knowledge after due inquiry, no condition exists which could result in the filing of a lien, against any property of the Borrower or any of its Subsidiaries under any Environmental Law.

Section V.15 Patents, etc. The Borrower and each of its Subsidiaries owns, or has the legal right to use all patents, trademarks, copyrights, trade names, trade secrets and other intellectual property rights that are required to conduct such Person's business without conflict with the rights of others, except for those the failure to own or have such legal right to use, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section V.16 Other Debt. Neither the Borrower nor any of its Subsidiaries has Indebtedness except for (A) the Subordinated Debentures, (B) Indebtedness owed to the Lenders, and (C) Indebtedness permitted by Section 6.24 hereof (which, as of the Closing Date, the Borrower represents is none).

Section V.17 Margin Stock. Neither the Borrower nor any of its Subsidiaries engages in the business of making loans for the purchase of Margin Stock.

Section V.18 Regulation U, etc. No part of the proceeds of the Loans or Letters of Credit will be used for any purposes which violate or are inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section V.19 Labor Matters. There are no existing, or, to the best of the Borrower's knowledge, threatened or contemplated, strikes, slowdowns, picketing or work stoppages by any employees against the Borrower or any of its Subsidiaries, any lockouts by the Borrower or any of its Subsidiaries of any of its employees or any labor trouble or other occurrence, event or condition of a similar character which could reasonably be expected to have a Material Adverse Effect.

Section V.20 Regulation O. As of the Closing Date, no director or executive officer of the Borrower or any of its Subsidiaries is a "director," "executive officer" or "principal shareholder" of any Lender, as such terms are used in Regulation O of the Board of Governors of the Federal Reserve System, as amended.

Section V.21 Subordinated Debentures. The Borrower hereby confirms that its obligations to (A) pay principal and interest to the Lenders under this Agreement, (B) reimburse the Issuing Bank for draws on Letters of Credit which are issued in connection with the Borrower's acquisition of any businesses, properties or assets of any kind, (C) reimburse the Issuing Bank for draws on Letters of Credit issued on the Closing Date, and (D) reimburse the Issuing Bank for draws on Letters of Credit in connection with the amendment, renewal, extension, modification or refunding of the Letters of Credit referred to in clauses (B) and (C) hereof constitute and will constitute "Senior Indebtedness" within the meaning ascribed to such terms in such indentures. The subordination provisions therein are enforceable against the respective issuers thereunder and the holders, from time to time, of the Subordinated Debentures. The respective issuers are not in default under any such indenture and there does not exist, and the execution, delivery and performance of the Loan Documents or any of them will not result in, an "event of default" or "Redemption Event" as those terms are defined in such indenture.

Section V.22 Year 2000. The replacement of internally developed business critical software or other solutions necessary to address the year 2000 issue in respect of internally developed business critical software is expected to be completed by December 31, 1999. As of the Closing Date, the cost to the Borrower of such replacement or other solution, to the extent not reflected or reserved for on the Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1997, would not reasonably be expected to have a Material Adverse Effect.

Section V.23 Full Disclosure. No representation or warranty by the Borrower in this Agreement and no information in any statement, certificate, schedule, or other document furnished or to be furnished pursuant hereto or thereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain as of the Closing Date any untrue statement of a material fact or be misleading in any material respect. Except as disclosed in this Agreement, there is no fact known to the Borrower which the Borrower has not disclosed to the Lender Group members in writing which could reasonably be expected to have a Material Adverse Effect. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such statement, certificate, schedule or other document, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (B) such assumptions were reasonably believed by such management to be reasonable. Such forecasts, estimates pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.



                                  ARTICLE VI

                                   COVENANTS

In addition to all other covenants set forth in this Agreement, so long as any amount due any Lender Group member hereunder remains outstanding, or any Lender shall have any Commitment hereunder, unless the Majority Lenders, or, if required under Section 9.1 hereof, all Lenders, shall otherwise consent in writing, the Borrower agrees that:

Section VI.1 Use of Proceeds. The proceeds of the Loans will be used in accordance with the Background Section hereof.

Section VI.2 Financial Information. The Borrower will furnish or cause to be furnished to each Lender (1) as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, Financial Statements as of the end of such fiscal year together with the unqualified opinion of independent certified public accountant of recognized national standing selected by the Borrower; (2) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (including the fourth fiscal quarter) of each fiscal year of the Borrower, Interim Financial Statements as of the close of such fiscal quarter; and (3) as soon as available, and in any event within twenty (20) days after the end of each month, a Borrowing Base Certificate signed by the chief financial officer of the Borrower together with an accounts receivable aging report in such detail and with such information as the Agent may from time to time reasonably request. All financial statements in respect of clauses (1) and (2) above will be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements in respect of clause (2), for the absence of certain notes).

(A) The Borrower will deliver with each statement and report called for by subsection 6.2(A)(1) and (2) a completed Compliance Certificate executed by its Chief Financial Officer.

(B) Simultaneously with the filing thereof, the Borrower shall deliver to each Lender copies of all notices required by law or regulation to be filed, reports, registrations, requests for interpretive letters or rulings, proxy statements and any other material filed from time to time with the Securities and Exchange Commission or delivered to shareholders by the Borrower.

(C) The Borrower will deliver with the Financial Statements called for by subsection 6.2(A)(1) a copy of any accountants' management letter respecting the Borrower and its Subsidiaries prepared by the certified public accountants who prepared the Financial Statements delivered in accordance with subsection 6.2(A)(1).

(D) As soon as available after the end of each fiscal year but in no event later than delivery of the Financial Statements called for by subsection 6.2(A)(1), the Borrower will deliver to each Lender a budget of projected revenues and expenses for the present fiscal year.

(E) The Borrower will deliver to the Agent all notices and certificates delivered to or received from the trustees under the Subordinated Debenture indenture promptly upon receipt or delivery as the case may be.

(F) As soon as available, the Borrower will deliver to each Lender each quarterly report with respect to ground water monitoring and soil vapor extraction respecting the Norwalk, Connecticut superfund site and each annual cost summary relating thereto prepared by GZA Environmental or other environmental assessment firm acceptable to the Agent.

Section VI.3 Insurance. The Borrower will maintain and cause each of its Subsidiaries to maintain liability (including without limitation products liability), business interruption and all-risk casualty insurance generally and with respect to all of its and their properties, and flood insurance and workers' compensation to the extent required by law or regulation or as otherwise required by the Loan Documents, with responsible and reputable insurance companies in such amounts and covering such risks accep table to the Agent and as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate or own such properties, and in such form and with such terms acceptable to the Agent provided however that the Agent and the Lenders
(A) have reviewed and approved the Borrower's current insurance coverage as represented by certificates and/or endorsements presented by the Borrower in anticipation of the Closing Date and (B) agree that they will not hereafter require additional or increased coverage except (1) to the extent such additional or increased coverage is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas as the Borrower and its Subsidiaries and (2) for proportionate increases in and extensions of coverage to include assets or business hereafter acquired by the Borrower or its Subsidiaries. The Borrower will promptly furnish to the Agent a certificate evidencing all such insurance policies which shall insure, with respect to casualty coverage, the interest of the Agent, for the benefit of the Lender Group in accordance with a standard lender's loss payable clause. All insurance policies will name the Agent as an additional insured and contain provisions (A) that the insurance policies may be canceled only after not less than thirty (30) days notice of intent to cancel provided to the Agent and (B) stating "[t]his policy shall not be invalidated by any act, neglect, breach of warranty, or misrepresentation of the primary insured."

Section VI.4 Encumbrances. The Borrower will not grant, create, incur, assume, or suffer to exist and will not permit any of its Subsidiaries to grant, incur, assume or suffer to exist any mortgage, pledge, lien, or other encumbrance of any kind upon, or any security interest (collectively, "Liens") in any of its or their assets, whether now owned or hereafter acquired, except for the following (collectively, "Permitted Encumbrances") which Permitted Encumbrances, to the extent encumbering Collateral, shall be subordinate to the Lien in favor of the Agent granted hereunder or under the Loan Documents except to the extent such Permitted Encumbrances may be granted statutory priority irrespective of order of perfection or are otherwise identified as senior or pari passu on Exhibit 6.4 attached hereto and made a part hereof: (A) Liens for taxes (1) not yet delinquent or (2) the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, provided that no taxing authority has begun proceedings to enforce or execute on such Lien against Collateral having a fair market value in excess of $100,000.00 in the aggregate; or (3) being contested in good faith in appropriate proceedings provided that (a) such proceedings have the effect of staying any right of the taxing authority to enforce or execute against such lien, (b) the Borrower or its Subsidiary, as the case may be, prosecutes such action diligently and without delay, (c) the Borrower or its Subsidiary, as the case may be, creates adequate reserves for the payment of all such contested taxes, and (d) the Borrower or the Subsidiary, as the case may be, pays prior to delinquency any portion of such taxes not being contested in good faith; (B) pledges, deposits or other Liens in connection with the Borrower's statutory obligations respecting worker's compensation, unemployment insurance, or other social security obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements respecting such statutory obligations); (C) mechanic's, workman's, materialman's, landlord's, carrier's, warehouseman's, laborer's or other similar Liens arising in the ordinary course of business with respect to obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted and in either case provided that adequate reserves have been established in accordance with GAAP; (D) easements, rights-of-way, zoning and other restrictions and other similar encumbrances on the use of, and minor irregularities of title affecting, real property which do not interfere with the ordinary conduct of the business of the Borrowers and do not materially affect the value of such property; (E) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted diligently, in good faith and without delay and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured or the period within which such proceedings may be initiated shall not have expired; (F) Liens created in favor of manufacturers and/or manufacturers' representatives or agents to secure the purchase price of fixed assets acquired from such secured party by the Borrower or any of its Subsidiaries (or, to the extent assigned to and assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition, acquired from such secured party by the assignor) and incurred at the time of acquisition or within one hundred eighty (180) days thereafter, so long as each such Lien shall not exceed the purchase price of the asset or assets so acquired and shall at all times be confined solely to the asset or assets so acquired and provided that at no time shall such Liens collectively secure more than $4,000,000.00 of Indebtedness;
(G) Liens in favor of the Agent for the benefit of the Lender Group and the Lien granted to each Lender pursuant to Section 9.3 hereof and Section 8.6 of the Guarantee; (H) Liens granted to Mellon to secure the Borrower's and its Subsidiaries' guaranty obligation with respect to the ESOT Loan, the priority of such Liens to be pari passu with the priority of Liens referred to in clause
(G) above and otherwise to be governed by the Intercreditor Agreement; (I) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business,
(J) Liens in existence on the Closing Date and listed in Exhibit 6.4, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased; (K) Liens on patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of licenses to use such patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Borrower and its Subsidiaries; and (L) Liens securing Contingent Liabilities permitted under Section 6.7(F) not exceeding (as to the Borrower and its Subsidiaries) $1,000,000.00 in the aggregate amount at any time outstanding. The Borrower will not enter into or permit any of its Subsidiaries to enter into any other agreement which prohibits or restricts the ability of such Person to create, incur, assume, grant, or suffer to exist any Liens upon, or any security interest in, any of its assets, whether now owned or hereafter acquired, except (1) as set forth in the ESOT Assignment Documents and (2) as provided in any agreement respecting a Lien permitted pursuant to clause (F) above provided that such prohibition or limitation (a) is effective only with respect to the assets so financed or acquired and (b) is ineffective against any Lien created hereby in favor of the Agent.

Section VI.5 Fiscal Year. The Borrower shall at all times maintain its fiscal year ending on December 31.

Section VI.6 Taxes. The Borrower shall pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and charges imposed upon any of them or their properties or which any of them are required to withhold or pay over, except where contested in good faith and where adequate reserves have been set aside in accordance with GAAP.

Section VI.7 Guaranties, etc. Neither the Borrower nor any of its Subsidiaries shall become liable on the obligation of another Person or otherwise incur any Contingent Liability on behalf of another Person other than

(A) Contingent Liabilities in existence on the Closing Date and listed on
Exhibit 6.7 hereof, and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Contingent Liabilities shall not be increased at the time of such refinancing, refunding, extension or renewal;

(B) Contingent Liabilities in connection with up to an aggregate principal amount of $1,000,000.00 of Indebtedness outstanding at any time incurred by Management Investors in connection with any Management Subscription Agreement, and any refinancing, refundings, extensions or renewals thereof, provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by clause (11) of Section 6.8;

(C) Contingent Liabilities for performance, appeal, judgment, replevin and similar bonds, or suretyship arrangements, all in the ordinary course of business;

(D) Contingent Liabilities in respect of indemnification and contribution agreements expressly permitted by Section 6.21 or similar agreements by the Borrower or any of its Subsidiaries;

(E) Reimbursement obligations in respect of the Letters of Credit;

(F) Contingent Liabilities in respect of third-party loans and advances to officers or employees of the Borrower or any of its Subsidiaries (1) for travel and entertainment expenses incurred in the ordinary course of business, (2) for relocation expenses incurred in the ordinary course of business or (3) for any other purpose and, in the case of this clause (3), in an aggregate principal amount (as to the Borrower and all its Subsidiaries), together with the aggregate amount of all investments permitted under Section 6.8(4), of up to $1,000,000.00 outstanding at any time;

(G) obligations to insurers required in connection with worker's compensation and other insurance coverage incurred in the ordinary course of business;

(H) obligations of the Borrower under any interest rate protection agreements relating to Indebtedness of the Borrower under this Agreement entered into pursuant to Section 6.32 hereof;

(I) guarantees made in the ordinary course of its business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

(J) Contingent Liabilities in connection with sales or other dispositions permitted under Section 6.17, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(K) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business of obligations of the Borrower or any of its Subsidiaries, which obligations are otherwise permitted by this Agreement;

(L) Contingent Liabilities of the Borrower and its Subsidiaries pursuant to the ESOT Loan Documents and the ESOT Assignment Documents;

(M) Contingent Liabilities in respect of Indebtedness of a Person in connection with a joint venture or similar arrangements in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or any of its Subsidiaries and, as to all of such Persons, which Contingent Liabilities when added to the aggregate investment of the Borrower and its Subsidiaries made pursuant to Section 6.8(9), does not at any time exceed $2,500,000.00 in aggregate principal amount; and

(N) Contingent Liabilities incurred pursuant to the Guarantee or otherwise in respect of Indebtedness under this Agreement, the Notes and the Letters of Credit.

Section VI.8 Loans and Investments. Neither the Borrower nor any of its Subsidiaries shall make (A) any loans or advances to, or (B) purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest in, or other interest in, or (C) make any capital contribution to or other investment in any other Person except for:

(1) extensions of trade credit in the ordinary course of business;

(2) investments in Cash Equivalents;

(3) investments existing on the Closing Date and described in Exhibit 6.8 attached hereto, setting forth the respective amounts of such investments as of a recent date;

(4) loans and advances to officers, directors or employees of the Borrower or of its Subsidiaries (a) in the ordinary course of business for travel and entertainment or relocation expenses, (b) existing on the Closing date and described in Exhibit 6.8 attached hereto, (c) made after the Closing Date for other purposes, not to exceed (as to the Borrower and all its Subsidiaries), together with the amount of all Contingent Liabilities permitted pursuant to
Section 6.7(F), $1,000,000.00 in the aggregate outstanding at any time or (d) related to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.21;

(5) investments by the Borrower in its Subsidiaries and by such Subsidiaries in the Borrower and in other Subsidiaries of the Borrower;

(6) Permitted Acquisitions;

(7) investments of the Borrower under Interest Rate Protection Agreements relating to Indebtedness of the Borrower under this Agreement entered into pursuant to Section 6.32 hereof;

(8) investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Section 6.4(B), (C) or (I);

(9) investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than such Borrower or such Subsidiary in an aggregate amount, which when added to the aggregate Contingent Liabilities incurred pursuant to Section 6.7(M), does not at any time exceed $2,500,000.00;

(10) investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other person held by the Borrower or any of its Subsidiaries, provided that any such securities or other property received by the Borrower or any of its Subsidiaries is pledged to the Agent for the benefit of the Lenders, to the extent otherwise required hereunder, under the Pledge Agreement, or under any other Loan Document;

(11) loans and advances to Management Investors in connection with the purchase by such Management Investors of capital stock of the Borrower of up to $1,000,000.00 outstanding at any one time, provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Contingent Obligations permitted by clause (B) of Section 6.7;

(12) investments in notes receivable to the extent permitted by Section 6.17 in connection with transactions permitted under such Section; and

(13) investments not otherwise permitted by the preceding clauses of this
Section 6.8 not to exceed $250,000.00 in the aggregate.

Section VI.9 Compliance with Laws. The Borrower shall comply and shall cause all of its Subsidiaries to comply with all laws, regulations, orders, decrees and rules of any court or governmental authority applicable to any of them in the operation of their businesses except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section VI.10 Environmental Matters. To the extent necessary for the conduct of its business, the Borrower will obtain and comply in all material respects and will cause each of its Subsidiaries to obtain and comply in all material respects with all required permits, licenses, registrations, and approvals relating to the discharge or release of Environmental Concern Material into the environment and to the extent that such are applicable to the conduct of its business, the Borrower will comply and will ca use each of its Subsidiaries to comply with all applicable Environmental Laws, except to the extent that any failure to so obtain or comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(A) The Borrower will promptly notify the Agent if the Borrower or any of its Subsidiaries receives (1) any written notice from any governmental agency that it is a potentially responsible party in any proceeding under CERCLA or any similar Environmental Law, (2) any written notice of any Environmental Claim pending or threatened against the Borrower or any Subsidiary, or (3) any information concerning any spilling, leaking, discharge, release, or threat of release of any environmental concern Material, except for notices and conditions which could not reasonably be expected to have a Material Adverse Effect.

(B) The Borrower hereby indemnifies and agrees to defend and hold harmless each Lender Group member, and their respective parent corporations, subsidiaries, successors, assigns, officers, directors, shareholders, employees, agents and counsel from and against any and all claims, actions, causes of action, liabilities, penalties, fines, damages, judgments, losses, suits, expenses, legal or administrative proceedings, interest, costs and expenses (including court costs and reasonable attorneys', consultants' and experts' fees) caused by, relating to, arising out of, resulting from or in any way connected with the Loan Documents or the transactions contemplated therein and arising out of or in any way relating to (1) the presence of any Environmental Concern Material on, about, beneath or arising from any property used or occupied by the Borrower or any of its Subsidiaries; (2) the failure of the Borrower or any of its Subsidiaries or Affiliates to comply with any Environmental Law, provided however that, the Borrower shall not be obligated under this Section 6.10(C)(2) for any indemnified party's liability or costs as a result of the failure of any of the Borrower's Affiliates to comply with any Environmental Law if such indemnified party's liability or costs arise because of any transaction or dealing other than the transactions herein contemplated; (3) the Borrower's breach of any of the representations and warranties or covenants contained in Section 5.14 hereof or this Section 6.10; (4) any Environmental Claim and (5) the imposition or recording of a Lien against any property of or occupied by the Borrower or any of its Subsidiaries pursuant to any Environmental Law, except to the extent that any such liability arises from the gross negligence or willful misconduct of any person indemnified hereunder as determined by a final judgment of a court of competent jurisdiction. IT IS INTENDED THAT THE INDEMNITY PROVIDED IN THIS SECTION SHALL SURVIVE THE REPAYMENT OF THE LIABILITIES.

Section VI.11 Maintenance of Property. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, all of its property (subject to ordinary wear and tear), taken as a whole, in operable condition and repair.

Section VI.12 Right of Inspection. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent, the Issuing Bank or any Lender or any agent or representative thereof, to inspect, examine and/or audit the Collateral, any of their other property and/or their Books and Records and to make extracts therefrom at all reasonable times, and, except after the occurrence and during the continuance of an Event of Default, upon reasonable notice.

Section VI.13 Reports. The Borrower will furnish the following to the Agent and each Lender:

(A) as soon as possible and in any event within fifteen (15) days after any Responsible Officer of the Borrower becomes aware of the occurrence of any Default or Event of Default, a written statement by the chief executive or chief financial officer of such Borrower setting forth details of such Default or Event of Default, stating whether or not the same is continuing and, if so, the action proposed to be taken with respect thereto;

(B) promptly after receiving knowledge thereof, notice in writing (together with copies of any documentation relating thereto) of the institution of any action, suit, or proceeding before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries if such action, suit or proceeding could reasonably be expected to have a Material Adverse Effect;

(C) as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence of a material adverse change in the financial condition or operations of the Borrower or any of its Subsidiaries, a written statement by the chief executive or chief financial officer of such Person setting forth the details of such material adverse change and the action proposed to be taken with respect thereto;

(D) promptly after a Responsible Officer receives knowledge thereof, notice in writing of any strike or walkout involving the Borrower's or any of its Subsidiaries' employees;

(E) promptly after a Responsible Officer receives knowledge thereof, notice in writing of the incurrence by the Borrower or any of its Subsidiaries of any Contingent Liability which individually or together with other Contingent Liabilities then existing could reasonably be expected to have a Material Adverse Effect;

(F) copies of all notices, reports, certificates or other material delivered to or by the trustee or any other party under the indenture under which the Subordinated Debentures were issued;

(G) such other information respecting the business, properties, operations and condition (financial or otherwise) of the Borrower or its Subsidiaries' as the Agent may at any time and from time to time reasonably request.

Section VI.14 ERISA.

(A) The Borrower will, and will cause each of its Subsidiaries and each member of any of their Controlled Groups, to comply in all material respects with the applicable provisions of ERISA and the Code with respect to any Plan both in form and in operation.

(B) The Borrower will cause to be made all contributions required to avoid any Accumulated Funding Deficiency, whether or not waived, with respect to any Pension Plan which could reasonably be expected to result in a Material Adverse Effect.

(C) The Borrower will not adopt or permit the adoption by any of its Subsidiaries or any member of any of their Controlled Groups of any Defined Benefit Pension Plan which could reasonably be expected to result in any Amount of Unfunded Benefit Liabilities in excess of $250,000.00.

(D) Unless otherwise consented to by the Majority Lenders, the Borrower will not acquire, or permit the acquisition by any of its Subsidiaries or any member of their Controlled Groups of, any trade or business which has incurred either directly or indirectly any Amount of Unfunded Benefit Liabilities under any Defined Benefit Pension Plan in excess of $1,000,000.00 unless such acquired Defined Benefit Pension Plan is merged into an existing Defined Benefit Pension Plan of the Borrower, any of its Subsidiaries or any member of their Controlled Groups resulting in a combined Plan with no Amount of Unfunded Benefit Liabilities.

(E) The Borrower will not permit with respect to any Plan, any Prohibited Transaction resulting in liability of the Borrower, any of its Subsidiaries or any member of their Controlled Groups which together with any other liabilities subject to this paragraph (E) would in the aggregate be in excess of $250,000.00.

(F) The Borrower will not withdraw, or permit any of its Subsidiaries or any member of their Controlled Groups to withdraw, from any Multiemployer Plan to which any of them may now or hereafter contribute if the Withdrawal Liability which would thereupon be incurred would have a Material Adverse Effect, directly or indirectly, on the financial condition of any of the Borrowers.

(G) The Borrower will not permit any unfunded liabilities of unfunded and uninsured "employee welfare benefit plans" (as defined in section 3(1) of ERISA) of the Borrower and of any member of their Controlled Groups in excess of $250,000.00 in the aggregate with all other liabilities subject to this paragraph (G).

(H) The Borrower will not, and will not permit any of its Subsidiaries or any member of their Controlled Groups to, cause or suffer to exist a COBRA Violation with respect to any Plan to which continuation coverage requirements apply if the violation(s) could result in a liability in excess of $250,000.00 in the aggregate.

(I) Promptly upon the Borrower becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

(1) any taxes, penalties, interest charges and other financial obligations in excess of $500,000.00 that have been assessed or otherwise imposed, or which the Borrower has reason to believe may be assessed or otherwise imposed, against the Borrower, any of its Subsidiaries or any member of their Controlled Groups by the Internal Revenue Service, the PBGC, the Department of Labor or any other governmental entity with respect to any Plan or Multiemployer Plan;

(2) any application for a waiver by the Borrower, any of its Subsidiaries or any member of their Controlled Groups of the minimum funding standard under section 412 of the Code in an amount exceeding $250,000.00 with respect to a Pension Plan;

(3) the adoption of any Plan, including but not limited to a Defined Benefit Pension Plan, or any obligation to contribute to any Multiemployer Plan by the Borrower, any of its Subsidiaries or any member of their Controlled Groups;

(4) any Prohibited Transaction with respect to a Plan of the Borrower, any of its Subsidiaries or any member of their Controlled Group which would result in a Material Adverse Effect.

(5) (a) that any Reportable Event has or will occur with respect to any Defined Benefit Pension Plan maintained by the Borrower, any of its Subsidiaries or any member of their Controlled Groups, (b) that any Defined Benefit Pension Plan maintained by the Borrower, any of its Subsidiaries or any member of their Controlled Groups is to be terminated in "distress termination" (within the meaning of section 4041(c) of ERISA), (c) that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Defined Benefit Pension Plan maintained by the Borrower, any of its Subsidiaries or any member of their Controlled Groups, (d) that the Borrower, or any of its Subsidiaries has incurred Withdrawal Liability from a Multiemployer Plan maintained by any of them or any member of their Controlled Groups, (e) that any Multiemployer Plan to which the Borrower, any of its Subsidiaries or any member of their Controlled Groups has made contributions is or will be in Reorganization, or
(f) that any other condition exists with respect to a Defined Benefit Pension Plan or Multiemployer Plan which presents a material risk of termination of any such Plan, the Borrower will furnish a statement to the Lenders setting forth the details of such Reportable Event, distress termination, termination proceedings, Withdrawal Liability, Reorganization or condition, and the action that Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event or distress termination given to the PBGC, or a copy of any notice of termination proceedings, Withdrawal Liability or Reorganization received by the Borrower, any of its Subsidiaries or any member of their Controlled Groups.

(6) any default by the Borrower, any of its Subsidiaries or any member of their Controlled Groups (as defined in section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its withdrawal (as defined in section 4203 or section 4205 of ERISA).

(7) any action brought against the Borrower, any of its Subsidiaries or any member of their Controlled Groups under section 502 of ERISA with respect to its failure to comply with section 515 of ERISA.

(J) The Borrower shall deliver to the Agent, copies of the following:

(1) Promptly after the filing thereof with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity, copies of each annual report, each audited financial statement and any other report so filed with respect to each Plan.

(2) As soon as possible (and in any event within ten days) after the receipt by the Borrower, any of its Subsidiaries or any member of their Controlled Groups of a demand letter from the PBGC notifying the Borrower, any of its Subsidiaries or any member of their Controlled Groups of the final decision finding liability and the date by which such liability must be paid, the Borrower will furnish to the Lenders a copy of such letter together with a statement to the Lenders setting forth the action which the Borrower proposes to take with respect thereto.

(3) The Borrower will furnish to the Lenders as soon as possible after receipt thereof a copy of any notice that the Borrower, any of its Subsidiaries or any member of their Controlled Groups receives from the PBGC, the Internal Revenue Service, the Department of Labor or any other governmental entity or the sponsor of any Multiemployer Plan that sets forth or proposes any action to be taken or determination made by the PBGC, the Internal Revenue Service, the Department of Labor or any other governmental entity or the sponsor of any Multiemployer Plan with respect to any Plan if such action or determination could reasonably be expected to result in a Material Adverse Effect.

Section VI.15 Acquisitions, Mergers, etc. Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, (1) acquire, whether through purchase or exchange of capital stock or assets or otherwise, all or any substantial part of the assets of any other Person or any capital stock of or other equity interest in any other Person, or (2) merge or consolidate into any other Person (except that any of its Subsidiaries may merge into the Borrower or with or into any other Subsidiary), unless each of the following conditions are satisfied:

(a) no Default or Event of Default shall have occurred and be continuing,

(b) after giving effect to such acquisition, merger or consolidation the Borrower shall be in compliance with all of its covenants hereunder and the Guarantors shall be in compliance with all of their covenants contained in the Guarantee,

(c) if such transaction is an acquisition, whether such acquisition is of assets or capital stock, such acquisition shall be of a going concern (or shall become a going concern promptly upon acquisition by the Borrower) and the Borrower shall have (directly or indirectly) acquired control of the acquired entity,

(d) if such transaction is an acquisition, the acquired entity or business must be engaged in a similar or related line of business as the Borrower,

(e) the Borrower shall deliver to the Agent and the Lenders not less than ten
(10) Business Days prior to the consummation of such transaction a completed Compliance Certificate and a completed Borrowing Base Certificate each giving pro forma effect to such transaction and executed by the Borrower's Chief Financial Officer;

(f) if such transaction is a merger or consolidation involving the Borrower, the Borrower shall be the surviving entity;

(g) if such transaction is a merger or consolidation involving one or more of the Borrower's Subsidiaries organized under the laws of a state of the United States and/or having its chief executive office in the United States, one of such Subsidiaries shall be the surviving entity;

(h) if such transaction is an acquisition for Acquisition Consideration which, when added to the aggregate Acquisition Consideration paid in all acquisitions made in the twelve month period immediately prior thereto, is greater than $15,000,000.00, such acquisition is approved in writing signed by the Majority Lenders;

(i) if such transaction is an acquisition for Acquisition Consideration which, when added to the aggregate Acquisition Consideration paid in all acquisitions made in the twelve month period immediately prior thereto, is less than $7,000,000.00, then after such acquisition, the Borrower's Cash Equivalents minus the sum of net customer advances, the principal amount outstanding hereunder, the Letter of Credit Liability, and any deferred portion of the Acquisition Consideration shall be greater than zero; and

(j) if such transaction is an acquisition for Acquisition Consideration in an amount other than as described in clauses (h) or (i), the acquired entity shall have had positive EBITDA for the twelve month period immediately preceding such acquisition.

(A) Neither the Borrower nor any of its Subsidiaries shall consummate any recapitalization or reorganization unless each of the following conditions are satisfied:

(1) after giving effect to such recapitalization or reorganization, the Borrower shall be in compliance with all of its covenants hereunder, the Guarantors shall be in compliance with all of its covenants contained in the Guarantee and there shall not otherwise exist a Default or Event of Default,

(2) the Net Cash Proceeds of any such recapitalization or reorganization, if any, shall be applied in accordance Section 2.6(B) hereof; and

(B) Neither the Borrower nor any of its Subsidiaries shall create or acquire any Subsidiary unless (1) the creation or acquisition of such Subsidiary is necessary or desirable for the conduct of the Borrower's business, (2) if such Subsidiary is a Domestic Subsidiary, such Subsidiary (a) becomes a Guarantor under the Guarantee and assumes the liabilities thereunder pursuant to joinder and assumption documents satisfactory in form and substance to the Agent and
(b) grants to the Agent, for the benefit of the Lender Group, a first priority lien and security interest in and to all assets of such Subsidiary, (3) if such Subsidiary is a Foreign Subsidiary, the Majority Lenders have consented thereto, which consent may be conditional on, among other things, an amendment to this Agreement reasonably satisfactory to the Majority Lenders, and (4) if such Subsidiary is a Domestic Subsidiary all of the stock of such Subsidiary is pledged as Collateral to secure the Liabilities and if such Subsidiary is a Foreign Subsidiary, 65% of the stock of such Subsidiary is pledged as Collateral to secure the Liabilities.

Section VI.16 Nature of Business. The Borrower will maintain and will cause each Subsidiary to maintain its existing line of business and will not enter into any new line of business, other than a line of business related to its existing line of business.

Section VI.17 Disposal of Assets. The Borrower will not nor will it permit any of its Subsidiaries to convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests, whether now owned or hereafter acquired, or, in the case of any of its Subsidiaries, issue or sell any share of such Subsidiary's capital stock, to any Person other than the Borrower or any of its Subsidiaries, except:

(A) the disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(B) the disposition of any property (including Inventory) in the ordinary course of business;

(C) the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof;

(D) dispositions of any assets or property by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

(E) any other dispositions of assets by the Borrower or any of its Subsidiaries the Net Cash Proceeds of which do not exceed $5,000,000.00 in the aggregate after the Closing Date and the non-cash portion of the consideration for any such disposition does not exceed 25% thereof, provided that Net Cash Proceeds shall be applied in accordance with Section 2.6(A);

(F) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(G) dispositions of assets and property acquired as permitted by Section 6.8(10) provided that the Net Cash Proceeds shall be applied in accordance with
Section 2.6(A); and

(H) the disposition of any Subsidiary of the Borrower that is not a Guarantor provided that the Net Cash Proceeds of any such disposition shall be applied in accordance with Section 2.6(A).

Section VI.18 Patents, etc. The Borrower will maintain and will cause each of its Subsidiaries to maintain all of its patents, trademarks, copyrights, trade secrets and other intellectual property rights, and licenses therefor, if any, in full force and effect until their respective expiration dates provided that neither the Borrower nor any Subsidiary shall be required to maintain any such patents, trademarks, copyrights, trade secrets or other intellectual property rights and licenses if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section VI.19 Corporate Structure; Maintenance of Existence. The Borrower will continue to own directly or indirectly all of the capital stock of each of its Subsidiaries, except to the extent the law of the jurisdiction in which such Subsidiary is created requires that de minimus amounts of shares of such Subsidiary must be owned by a Person other than the Borrower. The Borrower shall maintain its corporate existence and good standing in the jurisdiction of its incorporation and its good standing as a qualified foreign corporation in each jurisdiction in which its qualification is required in the normal conduct of its business.

Section VI.20 Regulation U. The Borrower will not (A) use the proceeds of the Loans or any Letter of Credit to purchase or carry any Margin Stock; (B) engage in the business of making Loans for the purchase of Margin Stock; or (C) carry any Margin Stock.

Section VI.21 Transactions With Affiliates; Subsidiaries. Neither the Borrower nor any Guarantor will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or its Subsidiaries) unless such transaction is (i) otherwise permitted under this Agreement, and (ii) upon terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that nothing contained in this
Section 6.21 shall be deemed to prohibit:

(A) the Borrower or any Subsidiary from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Borrower or any of its Subsidiaries;

(B) the payment of transaction expenses in connection with this Agreement and the other transactions related hereto;

(C) the Borrower or any Subsidiary from entering into, making payments pursuant to and otherwise performing, to the extent it is within its corporate power and authorization and otherwise permitted by applicable law, an indemnification and contribution agreement in favor of each person who becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries, in respect of liabilities (1) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by the Borrower or any of its Subsidiaries, (2) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries, predecessors or successors, (3) arising out of the performance by such person of management consulting or financial advisory services provided to the Borrower or any of its Subsidiaries, (4) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (5) to the fullest extent permitted by Delaware or other applicable state law, out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries;

(D) any transaction permitted under clause (B) of Section 6.7, clause (D) of
Section 6.7, clause (F) of Section 6.7, clause (4) of Section 6.8, clause (11)
Section 6.8 or Section 6.30. For purposes of this Section 6.21, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in Clause (B) of the first sentence hereof if (a) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower, or (b) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Borrower, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (ii) "Disinterested Director" shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

Section VI.22 Authorizations. The Borrower will obtain and cause each of its Subsidiaries to obtain any authorizations, consents, approvals, licenses, exemptions by filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality, domestic or foreign, which are or become necessary to maintain the validity of the Loan Documents and necessary for the performance by the Borrower or its Subsidiaries of the Loan Documents to which they are a party.

Section VI.23 Licenses, Permits, etc. Except where the failure to do so could not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Borrower will maintain and will cause each of its Subsidiaries to maintain the validity, force and effect of and operate in compliance with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of the Borrower's or such Subsidiaries' businesses.

Section VI.24 Other Indebtedness. Neither the Borrower nor any of its Subsidiaries will incur any Indebtedness except for the following
(collectively, "Permitted Indebtedness"):

(A) Indebtedness of the Borrower and its Subsidiaries under this Agreement, any Notes and the other Loan Documents;

(B) Indebtedness of the Borrower or any of its Subsidiaries to any of Borrower's Subsidiaries or the Borrower;

(C) Indebtedness of the Borrower and any of its Subsidiaries to manufacturers and/or manufacturers' representatives or agents to purchase fixed assets from such creditor and incurred or assumed at the time of acquisition or within one hundred eighty (180) days thereafter, so long as the Indebtedness shall not exceed the purchase price of such asset and provided that such Indebtedness does not exceed in the aggregate as to the Borrower and its Subsidiaries $4,000,000.00 at any time outstanding;

(D) Indebtedness of the Borrower under interest rate and currency protection agreements required or permitted under the terms of Section 6.32 hereof;

(E) the Subordinated Debentures;

(F) to the extent that any Contingent Liability permitted under Section 6.7 constitutes Indebtedness, such Indebtedness;

(G) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(H) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds, provided that such Indebtedness is extinguished within three Business Days of its incurrence; and

(I) additional Indebtedness of the Borrower or any Subsidiary of the Borrower not exceeding $500,000.00 as to the Borrower and its Subsidiaries in aggregate principal amount at any one time outstanding.

Section VI.25 Asset Coverage. The aggregate of the Borrower's and its Subsidiaries' Senior Debt shall at all times be less than the sum of their Accounts, Inventory and Cash Equivalents as such values are determined in accordance with GAAP.

Section VI.26 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than the amount determined in accordance with the following formula:

                     NI
         (PF x .9) + -- + NP
                      2

         where:

                 PF = Consolidated Net Worth of the Borrower as shown on the pro forma balance sheet delivered by the Borrower and approved by the Agent as a condition to funding pursuant to
                 Section 4.1(S) hereof.

                 NI = cumulative quarterly net income of the Borrower, without reduction for any quarterly losses, for the period from the Closing Date through the date of determination

                 NP = the aggregate of (A) Net Cash Proceeds from any equity issuances, (B) the amount, if any, by which the net proceeds resulting from the disposition of assets exceeds the book value of the assets disposed, or (C) increases in stockholder equity resulting from payments made on the ESOT Loan or otherwise resulting from the operation of the ESOT.

Section VI.27 Leverage Ratio.  The Leverage Ratio shall not be more than 4.0 to
1.0 at any time from the Closing Date through December 31, 2000. The Leverage Ratio shall not be more than 3.0 to 1.0 at any time from and after January 1, 2001.

Section VI.28 Senior Leverage Ratio. The Senior Leverage Ratio shall not be more than 3.0 to 1.0 at any time from the Closing Date through December 31, 2000. The Senior Leverage Ratio shall not be more than 2.0 to 1.0 at any time from and after January 1, 2001.

Section VI.29 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00 at any time from and after June 30, 1998.

Section VI.30 Dividends and Distributions; Redemptions; Payments To Shareholders. The Borrower will not declare or pay dividends upon any of its capital stock now or hereafter outstanding or return any capital to any of its shareholders or make any other distribution, payment or delivery of property or cash to any of its shareholders in their capacities as such, or redeem, retire, purchase or acquire, directly or indirectly, any shares of its capital stock now or hereafter outstanding, or make any payment with respect to or under the terms of any warrant, option, stock appreciation right or other agreement or instrument granting the right to acquire, or the right to receive payment based upon the value of, all or any portion of its capital stock (whether common, preferred, convertible or other); provided that, the Borrower may declare and pay dividends on common stock of the Borrower outstanding on the date hereof, if (A) each such dividend is lawful in all respects, (B) no Default or Event of Default has occurred and is continuing, (C) prior to the payment of each dividend the Borrower's Financial Statements or Interim Financial Statements, Borrowing Base Certificate, Compliance Certificate and other supporting certifications for the immediately preceding fiscal quarter shall indicate that no Default or Event of Default exists or would have existed after giving effect to such dividend, (D) such dividend shall not be paid prior to the date on which such payment is due, and (E) total dividends declared and paid by the Borrower during any twelve month period shall not exceed $.28 per share; provided further that the Borrower may redeem, purchase, retire or otherwise acquire, directly or indirectly, shares of its capital stock now or hereafter outstanding (for purposes hereof, an "acquisition"), if (1) such acquisition is lawful in all respects, (2) no Default or Event of Default has occurred and is continuing, (3) prior to the payment of the purchase price for each such acquisition, the Borrower's Financial Statements or Interim Financial Statements, Borrowing Base Certificate, Compliance Certificate and other supporting certifications for the immediately preceding fiscal quarter shall indicate that no Default or Event of Default exists or would have existed after giving effect to such payment, (4) at the time of each acquisition there shall be no Loans outstanding and such acquisition shall not result in an Advance or the issuance of a Letter of Credit, and (5) the consideration of all such acquisitions shall not exceed $3,000,000.00 in the aggregate.

Section VI.31 Subordinated Indebtedness. (A) The Borrower shall not make any payment or prepayment on or with respect to, or any redemption or repurchase of, any Subordinated Indebtedness while this Agreement remains in effect, whether of principal, interest or otherwise, except that (1) the Borrower shall be permitted to make regularly scheduled payments of principal and interest on the Subordinated Debentures provided that (a) no such payment shall be made prior to the due date for such payment, and (b) there does not exist any Default or Event of Default at the time of such payment, and (c) if such payment were to have been made on the last day of the fiscal quarter ended immediately prior to such payment date, the Borrower would have remained in compliance with Sections 6.25 through 6.29; and (2) the Borrower may prepay, redeem or repurchase (for purposes hereof, a "redemption") Subordinated Indebtedness if (a) such redemption is lawful in all respects, (b) no Default or Event of Default has occurred and is continuing, (c) prior to the payment of the redemption price for each such redemption, the Borrower's Financial Statements or Interim Financial Statements, Borrowing Base Certificate, Compliance Certificate and other supporting certifications for the immediately preceding fiscal quarter shall indicate that no Default or Event of Default exists or would have existed after giving effect to such payment, (d) at the time of each such redemption there shall be no Loans outstanding and such redemption shall not result in an Advance or the issuance of a Letter of Credit, (e) such Subordinated Indebtedness shall be redeemed at par or at a discount from par but not at a premium, and (f) the consideration of all such redemptions shall not exceed $2,000,000.00 in the aggregate.

(B) The Borrower shall not enter into any amendment or modification of the Subordinated Debentures or the indenture pursuant to which the Subordinated Debentures were issued without the Agent's prior written consent which consent shall not be unreasonably withheld.

Section VI.32 Hedging Requirements. (A) The Borrower shall maintain one or more rate swap, cap or collar agreement with respect to the Indebtedness incurred hereunder, as and when requested by the Agent in its reasonable discretion, containing such terms and conditions as the Agent may reasonably request. (B) The Borrower and its Subsidiaries may enter into rate or currency swap, cap or collar agreements in the ordinary course of business with such terms as the Borrower shall reasonably determine in order to fix the effective rate of interest on Indebtedness or the rate of exchange for currencies other than Dollars provided that such agreements and transactions shall be entered into to hedge actual interest rate or currency exposures and not for the purpose of speculation.

Section VI.33 Indemnification. The Borrower hereby indemnifies and agrees to protect, defend, and hold harmless the Agent, and each Lender and all of their respective parent corporations, subsidiaries, successors, assigns, directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including all reasonable counsel fees incurred in investigating, evaluating, or defending such claims, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement, the Notes, any other Loan Document and any transaction contemplated herein or therein except to the extent resulting from the gross negligence or willful misconduct of an indemnified party as determined in a final judgment of a court of competent jurisdiction. If the Borrower shall have knowledge of any claim or liability hereby indemnified against, it shall promptly give written notice to the Agent, the Agent, and each Lender. Notwithstanding anything contained in this Section 6.33 to the contrary (but subject to the other provisions of this Agreement), the Borrower shall not have any obligation under this Section 6.33 to the Agent or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any governmental authority. THIS COVENANT SHALL SURVIVE THE PAYMENT OF THE INDEBTEDNESS CREATED BY THIS AGREEMENT, THE NOTES OR THE LOAN DOCUMENTS.



ARTICLE VII

DEFAULT

Section VII.1 Events of Default. Each of the following shall be an event of default ("Event of Default"):

(A) if the Borrower shall (1) fail to pay when due any principal due hereunder or under the Notes, or (2) fail to pay when due any interest due hereunder or under the Notes or any other Liabilities for which it is obligated and in the case of this clause (2) such failure continues for five (5) days;

(B) if any representation or warranty by the Borrower or any Subsidiary made in any Loan Document to which it is a party, or in any certificate, agreement, instrument, statement, or report contemplated by or made or delivered pursuant to or in connection herewith, or if any information furnished to the Agent, the Issuing Bank or any Lenders pertaining to the Loans or the Letters of Credit, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(C) if the Borrower or any of its Subsidiaries shall be adjudicated bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of its creditors; or if the Borrower or any of its Subsidiaries shall apply for or consent to the appointment of any receiver, trustee, or similar officer for the Borrower or any of its Subsidiaries or for all or any substantial part of any of their property; or any such receiver, trustee, or similar officer shall be appointed without the application or consent of the Borrower or any of its Subsidiaries and shall continue undischarged for a period of sixty (60) days; or if the Borrower or any of its Subsidiaries shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction; or if such proceeding shall be instituted (by petition, application, or otherwise) against the Borrower or any of its Subsidiaries and an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed for a period of sixty (60) days; or if any judgment, writ, warrant of attachment or execution, or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which represents a substantial portion of the property of the Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, vacated, or fully bonded within sixty (60) days after its issue or levy;

(D) if (1) any Reportable Event, or any failure of compliance required by
Section 6.14 hereof, that the Agent reasonably determines in good faith creates a reasonable possibility of the termination of any Defined Benefit Pension Plan of the Borrower or any Subsidiaries or of the appointment by the appropriate United States district court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days, or (2) any such Plan shall be terminated, or (3) the plan administrator of any such Plan shall file with the PBGC a notice of intention to terminate such Defined Benefit Pension Plan, or
(4) the PBGC shall institute proceedings to terminate any such Defined Benefit Pension Plan or to appoint a trustee to administer any such Defined Benefit Pension Plan and such proceedings shall remain undismissed or unstayed for thirty (30) days and if, in any of the cases described in the foregoing clauses
(1) through (4), the Agent further reasonably determines that the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Defined Benefit Pension Plan would have a Material Adverse Effect if a lien against the assets of the Borrower or any of its Subsidiaries were to result under ERISA;

(E) if an event of default (as therein defined) shall occur under the ESOT Loan Documents or the ESOT Assignment Documents, any of the other Loan Documents or any other document evidencing, securing, or otherwise executed in connection with the Loans or the Letters of Credit;

(F) if the Borrower fails to perform or observe any other term, covenant, or agreement contained in Sections 6.3, 6.4, 6.7, 6.8, 6.10, 6.12, 6.15, 6.17,
6.19, 6.20, 6.21, or 6.24 through 6.31 of this Agreement on its part to be performed or observed;

(G) if the Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (A) and (F) of this Section 7.1), and, if such default is capable of being cured, such default shall continue unremedied for a period ending 30 days after the earlier of (1) the date a Responsible Officer of the Borrower shall have discovered such default and (2) the date written notice of such default has been given to the Borrower by the Agent or the Majority Lenders;

(H) if the Borrower or any of its Subsidiaries shall fail to pay any Credit Obligation in an amount exceeding $500,000.00 owing by it, or any interest or premium thereon, when due, whether owed to the Lenders or any other Person and whether such Credit Obligation shall become due, subject to applicable notice and grace periods, if any, by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or shall fail to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Credit Obligation when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such Credit Obligation currently to accelerate, the maturity of such Credit Obligation, whether or not such failure to perform shall be waived by the holder or holders of such Credit Obligation, unless such waiver has the effect of suspending (and then only so long as such suspension is in effect) or terminating the right of such holder or holders to accelerate the maturity of such Credit Obligation as a result of such failure, or if there otherwise occurs any event of default or redemption event with respect to the Subordinated Debentures or the indenture pursuant to which the Subordinated Debentures were issued;

(I) if, in the reasonable judgment of the Majority Lenders, there shall occur any material adverse change in the financial condition, properties, business, or operations of the Borrower or any of its Subsidiaries taken as a whole and the Borrower does not promptly present to the Agent a plan, in such detail as the Agent may require, which can reasonably be expected to mitigate the effects of such material adverse change;

(J) if the Borrower or any of its Subsidiaries fails to comply with any of the terms of any other Loan Document to which it is a party; or

(K) if the Borrower or any of its Subsidiaries has been disbarred or suspended by any governmental authority or has been issued a notice of proposed debarment or notice of proposed suspension by any governmental authority or if the Borrower or any of its Subsidiaries is a party to any contractual obligation with any governmental authority which has been actually terminated due to such Borrower's or Subsidiary's alleged fraud, willful misconduct or any other wrongdoing.

Section VII.2 Acceleration. Unless waived pursuant to Section 9.1 hereof, if any Event of Default, other than those described in Section 7.1(C) hereof with respect to the Borrower or any Subsidiary of the Borrower, shall occur and be continuing, then upon notice by the Agent to the Borrower, at the Agent's option or at the direction of the Majority Lenders (A) the Commitment shall terminate, at which time the obligations of the Lenders to make Advances under the Revolving Credit shall terminate, (B) the Issuing Bank shall not have any further obligation to issue Letters of Credit and Lenders shall have no further obligation to participate in any Letters of Credit thereafter issued, (C) the Borrower shall pledge cash collateral and deposit in the Letter of Credit Cash Collateral Account an amount equal to or greater than (as determined by the Issuing Bank in its sole discretion) the amount of any Letter of Credit Liability, and/or (D) the entire unpaid principal amount of the Loans, the entire amount of unreimbursed drawings under Letters of Credit, all interest accrued and unpaid thereon and all other amounts payable hereunder shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default described in Section 7.1(C) shall occur with respect to the Borrower or any of its Subsidiaries, then automatically and without notice each of the events described in (A) through (D) of the preceding sentence shall occur.

Section VII.3 Remedies. Upon the occurrence and during the continuance of any one or more Events of Default, the Agent may proceed to protect and enforce the rights of the Lender Group under this Agreement and the other Loan Documents by exercising such remedies as are available to the Agent in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or the other Loan Documents.

(A) Upon the occurrence and during the continuance of any one or more Events of Default, the Agent, in addition to all the other rights and remedies herein contained or contained in any of the Loan Documents, shall be entitled to exercise any and all rights available to it in law or equity.


                                 ARTICLE VIII

                                   THE AGENT

Section VIII.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section VIII.2 General Immunity. In performing its duties as the Agent hereunder, the Agent will take the same care as it takes in connection with loans in which it alone is interested. However, the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith except for its own gross negligence or willful misconduct.

Section VIII.3 Consultation with Professionals. The Agent may consult with legal counsel and other professionals selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel and professionals in their respective areas of expertise.

Section VIII.4 Documents. The Agent shall be under no duty to examine or pass upon the effectiveness, genuineness or validity of this Agreement, the Notes, or Loan Documents pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective, genuine and what they purport to be. The Agent specifically disclaims any representation or warranty respecting any such provision and each Lender agrees to undertake its own examination of such provisions.

Section VIII.5 Rights as a Lender. With respect to its Pro Rata Share of the Commitment, the Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent. The terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to and generally engage in any kind of commercial banking, investment banking or trust business with the Borrower or Affiliates of the Borrower as if the Agent were not the Agent.

Section VIII.6 Responsibility of the Agent. It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement or in any other Loan Document and that the Agent shall be entitled to assume that neither a Default nor an Event of Default has occurred or is continuing unless the Agent has actual knowledge of such fact or has received notice from a Lender or the Borrower that such Lender or the Borrower considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Without limiting the foregoing, the Agent shall not have any obligation to distribute to the Lenders any statements, reports or other information received from the Borrower pursuant to provisions hereof which obligate the Borrower to send such statements, reports or other information to the Agent and the Lenders.

Section VIII.7 Action by the Agent. So long as the Agent shall be entitled, pursuant to Section 8.6 hereof, to assume that no Default or Event of Default has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement, the Loan Documents, or any of them, provided that, as between the Agent and the Lenders only, after an Event of Default, the Agent
(A) shall each be entitled to exercise any rights or remedies granted to it hereunder, or otherwise available to it at law or in equity unless directed otherwise in writing by the Majority Lenders (or all of the Lenders if otherwise required under Section 9.1 hereof) and (B) upon the direction of the Majority Lenders (or all of the Lenders if otherwise required under Section 9.1 hereof), shall exercise such rights and remedies as so directed. The Agent shall not incur liability under or in respect of this Agreement by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances.

Section VIII.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly give notice thereof to each Lender and, subject to Section
8.7 hereof, the Agent may take such action and assert such rights with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of this Agreement, the Loan Documents, or any of them as it deems to be advisable in its sole discretion for the protection of the interests of the Lenders including, without limitation, the exercise of rights and remedies under Article VII hereof.

Section VIII.9 Indemnification of the Agent. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Loan Documents, or any of them or any action taken or omitted by the Agent under this Agreement, the Loan Documents, or any of them provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction (except to the extent such gross negligence or willful misconduct was committed at the express direction of the Majority Lenders and, in such event, only the Majority Lenders that actually voted in favor of such direction shall be responsible for the indemnification obligations under this Section 8.9, with the proportionate liability of each such voting Lender to be a fraction, the numerator of which is the Pro Rata Share of the Commitment of such voting Lender and the denominator of which is the aggregate Pro Rata Share of the Commitment of such voting Lenders).

Section VIII.10 Resignation of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign from the performance of all of its functions and duties at any time by giving 60 days' prior written notice to the Borrower and to the Lenders. Upon receipt of any such notice the Majority Lenders shall appoint any bank or financial institution as the successor Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), provided that such appointment shall not require the Borrower's consent if made after and during the continuance of a Default or Event of Default. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the giving of notice by the retiring Agent, then such retiring Agent may on behalf of the Lenders appoint any bank or financial institution as the successor Agent. Upon the acceptance of any Person of its appointment as successor Agent, such Person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as the Agent under the Loan Documents. After any retiring Agent's resignation, the provisions of this
Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken while it was acting as the Agent. The resignation of the Agent of its duties as the Agent shall not in any way affect its rights as a Lender under this Agreement.



                                  ARTICLE IX

                             ADDITIONAL PROVISIONS

Section IX.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender Group members in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Majority Lenders, excet that all the Lenders must join in (A) the deferral of the payment of any interest or principal, Fees, or any other amounts due hereunder beyond its due date, including any waiver of the Termination Date, (B) any reduction in the Borrower's obligation to repay the principal amount of the Loans or any Letter of Credit Liability or any downward change in any Interest Rate or Fees hereunder, (C) any increase in the Commitment or any change in the relative amount of the Commitment of any Lender, (D) any amendment to this Section 9.1 or Section 9.4, (E) the addition of any new borrower hereunder, or the release of the Borrower from its obligations hereunder, (F) a change in the definition of the Majority Lenders,
(G) the termination of the Letter of Credit Cash Collateral Account or the release of any funds held in such account following the occurrence of an Event of Default which has not been waived or cured, (H) the release of (1) any Accounts or Inventory as Collateral (other than Inventory sold in the ordinar

y course of business), or (2) any other Collateral having an aggregate value in excess of $2,500,000.00 in any calendar year or $5,000,000.00 during the term of this Agreement, except, in each case, to the extent otherwise consistent with the terms of this Agreement and the other Loan Documents, (I) the waiver of any rights of or against the Issuing Bank under Section 2.18; or (J) except as otherwise provided herein or in the Guarantee, the release of any Guarantor from its obligations under the Guarantee. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of a dispute between the Borrower and the Lenders concerning the principal amount outstanding hereunder, the interest rates applicable thereto, the amounts available under the Commitments, the payment of principal, interest and other amounts hereunder, or concerning similar factual matters, absent manifest error the books and records of the Agent shall be presumed to be correct. In the event of a dispute between the Borrower and the Lenders concerning the Letters of Credit or the Letter of Credit Liability, or concerning similar factual matters, absent manifest error, the books and records of the Issuing Bank shall be presumed to be correct.

Section IX.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be given to any party hereto at its address specified in the signature page of this Agreement or at such other address as shall be designated by such party in a notice to each other party complying with the terms of this Section 9.2. All notices, requests, demands and other communications provided for hereunder shall be effective (A) if given by mail, five (5) days after placing in the United States mail, with first class postage prepaid, addressed as aforesaid, and (B) if given by any other means (including telecopy), when delivered or received at the aforesaid addresses. No notice given by the Borrower or any of its Subsidiaries under the Loan Documents shall be deemed to be defective or otherwise inoperative due to the failure of the Person giving such notice to correctly and accurately identify the provision pursuant to which the notice is required to be provided.

Section IX.3 Set-Off; Sharing of Recoveries. Each Lender shall have a right of set-off against, a lien upon and a security interest in all property of the Borrower now or at any time in the possession of such Lender in any capacity whatever, including, but not limited to, the interest of the Borrower in any deposit account, as security for all liabilities of the Borrower hereunder. In the event that a Lender recovers funds from the Borrower, whether by exercise of its right of set-off or the foreclosure of a banker's lien, such Lender agrees that all sums recovered from the Borrower shall be recovered on behalf of all the Lenders and shall be shared by the Lenders according to their respective Pro Rata Share. If a Lender makes any such recovery, it will promptly remit to the other Lenders their respective Pro Rata Shares of such recovery. No Lender's Pro Rata Share shall have priority over any other Lender's Pro Rata Share. If any Lender acquires title to any assets or property of the Borrower, through foreclosure or otherwise, title to such asset shall be taken (unless otherwise mutually agreed upon in writing by the Lenders) by the Lenders as tenants in common according to each Lender's Pro Rata Share. If at any time, as the result of exercising such rights or otherwise, any Lender receives a payment on account of its portion of the Loans and participation in the Letters of Credit in a proportion greater than similar payments on account of the portions of the Loans and participation in Letters of Credit held by the other Lenders, the Lender which receives such greater proportionate payment will purchase a participation in the portions of the Loans and participations in the Letters of Credit held by the other Lenders in such amount that after such purchase each Lender shall hold a proportionate share in the aggregate outstanding principal balance of the Loans equal to their respective proportionate shares in the outstanding principal balance of the Loans and participations in the Letters of Credit before the disproportionate payment. If, however, any payment on account of the Loans or participations in the Letters of Credit is rescinded or invalidated or must otherwise be restored or returned by the recipient in a bankruptcy or insolvency proceeding or otherwise, then any participations purchased as a result of such payment will be rescinded.

Section IX.4 Amendments. Any of the provisions of this Agreement may be modified or amended in writing by any agreement or agreements entered into by the Borrower and the Majority Lenders, except that (A) all the Lenders must agree to (1) the deferral of the payment of any interest or principal, Fees, or any other amounts due hereunder beyond its due date, (2) any reduction in the Borrower's obligation to repay the principal amount of the Loans or any Letter of Credit Liability or any downward change in any Interest Rate or Fees hereunder, (3) any increase in the Commitment or any change in the relative amount of the Commitment or the Pro Rata Share of any Lender, (4) any amendment to Section 9.1 or this Section 9.4, (5) the addition of any new borrower hereunder , or the release of the Borrower from its obligations hereunder, (6) a change in the definition of the Majority Lenders, (7) the termination of the Letter of Credit Cash Collateral Account or the release of any funds held in such account following the occurrence of an Event of Default which has not been waived or cured, (8) the release of (a) any Accounts or Inventory as Collateral (other than Inventory sold in the ordinary course of business), or (b) any other Collateral having an aggregate value in excess of $2,500,000.00 in any calendar year or $5,000,000.00 during the term of this Agreement except, in each case, to the extent otherwise consistent with the terms of this Agreement and the other Loan Documents; (9) the amendment of any rights of or against the Issuing Bank under Section 2.18; or (10) except as otherwise provided herein or in the Guarantee, the release of any Guarantor from its obligations under the Guarantee; and (B) no such modification or amendment shall extend to or affect any obligation not expressly modified or amended, or impair any right of the Lenders related to such obligation.

Section IX.5 Costs and Expenses. The Borrower agrees to pay on demand (A) all reasonable out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, printing, execution, delivery and syndication of this Agreement, the Notes and the Loan Documents (including without limitation the reasonable fees and out-of-pocket expenses of one firm of counsel of the Agent and the costs of recording financing statements and other instruments to perfect the security interests granted under the Loan Documents) and including fees and expenses incurred by the Agent in connection with its commitment letter, due diligence, negotiation and documentation of the transactions contemplated hereby, including costs associated with any field audit, Collateral audit or environmental assessment performed by third parties on behalf of the Agent, (B) all reasonable costs and expenses of the Agent and the Issuing Bank in connection with the administration and/or amendment of this Agreement, the Notes and the Loan Documents (including without limitation the reasonable fees and out-of-pocket expenses of one firm of counsel), and (C) all reasonable costs and expenses, if any, of the Lender Group members in connection with the enforcement against the Borrower and/or the Guarantors of this Agreement, the Notes and the Loan Documents (including without limitation the reasonable fees and out-of-pocket expenses of counsel and other consultants with respect thereto of each of the Lender Group members). Any and all amounts owing under this Section 9.5 shall be added to the principal of the Loans, earn interest at the Interest Rate and be secured, to the extent permitted by law, by the Collateral. All demands for payment pursuant to this Section 9.5 shall be accompanied by such information as the Borrower may reasonably request documenting the manner in which such costs and expenses were incurred.

Section IX.6 Governing Law. This Agreement and the other Loan Documents shall be governed in all respects by the law of the Commonwealth of Pennsylvania, the jurisdiction in which the Loan Documents have been executed and delivered, and for all purposes shall be construed in accordance with such law.

Section IX.7 Survival of Agreements and Representations; JURY WAIVER. Except as otherwise set forth herein or in any other Loan Document, all agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes until the Liabilities are paid in full. The Borrower and each Lender irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower or such Lender at its address specified on the signature page of this Agreement or such Lender's Assignment Agreement. The Borrower and each Lender agrees that a final judgment in any such action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. THE BORROWER AND EACH LENDER GROUP MEMBER WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Nothing in this Section 9.7 shall affect the right of any party to serve legal process in any other manner permitted by law.

To the extent that the Borrower, the Agent or any other member of the Lender Group has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower, the Agent or any other member of the Lender Group hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

Section IX.8 Binding Effect; Assignment. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender Group members and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate its rights or obligations under any of such documents.

Section IX.9 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section IX.10 Usury. Nothing herein contained or in any other Loan Document, nor any transaction related hereto or thereto, shall be construed or shall so operate either presently or prospectively to require the Borrower (A) to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate, or
(B) to make any payment or do any act contrary to law, but if any provision herein or therein contained shall otherwise so operate to invalidate this Agreement, the Notes, or any other Loan Document, in whole or in part, then such provision only shall be held for naught as though not herein or therein contained and the remainder of this Agreement, the Notes, and the other Loan Documents shall remain operative and in full force and effect. Any interest paid in excess of the lawful rate shall be refunded to the Borrower. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding under this Agreement and shall be applied in such order as the Agent may determine. If the excessive amount of interest paid exceeds the sums outstanding hereunder, the portion exceeding the said sums outstanding shall be refunded in cash by the Agent. Any such crediting or refund shall not cure or waive any Default by the Borrower hereunder or under the Notes or any other Loan Document. The Borrower agrees, however, that in determining whether or not any interest payable exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in this Agreement to be "interest") shall be deemed, to the extent permitted by law, to be an expense, fee, premium, or penalty rather than interest.

Section IX.11 Participations; Assignments. Conditions to Assignments by the Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement and the Notes held by it; provided that (1) the Agent and the Borrower shall have given its prior written consent, which consent will not be unreasonably withheld, provided further that, after the occurrence and during the continuance of an Event of Default no consent of the Borrower shall be required, (2) each assignment shall be of a constant and not a varying percentage of all of the assigning Lender's rights and obligations under this Agreement and the Notes held by it, (3) each assignment shall be in the minimum amount of $5,000,000.00, and (4) the parties to such assignment shall execute and deliver to the Agent for recording in the Register an Assignment and Assumption Agreement substantially in the form of Exhibit 9.11 attached hereto (an "Assignment Agreement"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the date specified in such Assignment Agreement, which effective date shall be at least five (5) Business Days after the execution thereof, (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (b) the assigning Lender shall, to the extent provided in such Assignment Agreement and upon payment to the Agent of the registration fee referred to in subsection (C) hereof, be released from its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, Sections 9.11(A)(1) and (3) shall not apply to the assignment of portions of any Lender's Pro Rata Share of the Commitment hereunder to another Lender.

(A) Certain Representation and Warranties; Limitations; Covenants. By executing and delivering an Assignment Agreement, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of the Liabilities, or the performance or observance by the Borrower or any other Person primarily or secondarily liable for any of the Liabilities of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (3) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered by the Borrower in accordance with Section 6.2(A)(1)hereof and such other documents and information as it has deemed appropriate to enter into such Assignment Agreement; (4) such assignee will, independently and without reliance on such assigning Lender, or any other Lender Group member based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such assignee represents and warrants that it is an Eligible Assignee; (6) such assignee authorizes and appoints the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (7) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (8) such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.

(B) Register. The Agent shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the "Register") for the recordation of names and addresses of the Lenders and the Pro Rata Share of the Commitment from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent and Lenders at reasonable times and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

(C) New Notes. Upon its receipt of an Assignment Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (1) record the information contained therein in the Register, and (2) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice and upon receipt of new unexecuted Notes from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount of the applicable Loan(s) assumed by such Eligible Assignee pursuant to such Assignment Agreement and, if the assigning Lender has retained some portion of its rights and obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount of the applicable Loan(s) retained by the assigning Lender. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment Agreement and shall otherwise be substantially in the form of the surrendered Notes. The surrendered Notes will be cancelled and returned promptly to the Borrower.

(D) Participations. Each Lender may sell participations to one or more financial institutions in all or a portion of such Lender's rights and obligations under the Agreement and the other Loan Documents; provided that (1) any such sale or participation shall not affect the rights or duties of the selling Lender hereunder to the Borrower, and (2) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, modifications or amendments of the Loan Documents shall be the right to approve waivers, modifications or amendments that would reduce the principal of or interest on the Loans, extend the term or increase such Lender's Pro Rata Share of the Commitment of such Lender as it relates to such participant, reduce the amount of the Commitment Fee or the L/C fee to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

(E) Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants or potential assignees or participants; provided that such assignees or participants or potential assignees or participants shall agree (1) to treat in confidence such information, (2) not to disclose such information to a third party, and (3) not to make use of such information for purposes and transactions unrelated to such contemplated assignment or participation.

(F) Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under the Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications of any of the Loan Documents and for the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans to a participant and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Agent of such participation. Such transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

(G) Miscellaneous Assignment Provisions. If any assignee Lender is not incorporated under the laws of the United States or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction of withholding of any United States federal income taxes. In addition to the assignments and participations permitted under this Section 9.11, any Lender may assign and pledge all or any portion of its Loans and Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circuit issued by such Federal Reserve Bank without obtaining the Borrower's approval. No such sale or assignment shall release the selling or assigning Lender from its obligations hereunder.

Section IX.12 Replacement of the Lenders If any Lender refuses or fails to make available its Pro Rata Share of any Advance or if any Lender requests compensation under Section 2.12 hereof, the Borrower, upon three Business Days' notice, may require that such Lender transfer all of its right, title and interest under this Agreement and such Lender's Notes to any Eligible Assignee identified by the Borrower (A) if such proposed transferee agrees to assume all of the obligations of such Lender for consideration equal to such Lender's Pro Rata Share of the Loans, together with interest thereon to the date of such transfer, and satisfactory arrangements are made for payment to such Lender of all other amounts payable hereunder to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.16 as if all of such Lender's Pro Rata Share of the Loans were being prepaid in full on such date), and (B) the Agent consents to such proposed transferee, which consent shall not be unreasonably withheld. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 2.11, 2.12, 2.14, 2.15 and 9.5 (without duplication of any payments made to such Lender by the Borrower or the proposed transferee) shall survive for the benefit of any Lender replaced under this Section 9.12 with respect to the time prior to such replacement.

Section IX.13 Borrowers' Liabilities. The unconditional liability of the Borrower for the entire Liabilities shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, dissolution, cessation of business or liquidation of the Borrower; the financial decline or bankruptcy of the Borrower; the failure of any other party to guarantee the Liabilities or to provide collateral therefor; the Lenders' compromise or settlement with or without release of the Borrower or any Guarantor; the Agent's release of any Guarantor or any collateral for the Liabilities, with or without notice to the Borrower or any other Person; the Agent's or Lenders' failure to file suit against the Borrower or any Guarantor (regardless of whether such Person is becoming insolvent, is believed to be about to leave the state or jurisdiction or any other circumstance); the Agent's or Lenders' failure to give any Person notice of default; the unenforceability of the Liabilities against the Borrower or any Guarantor due to bankruptcy discharge, counterclaim or for any other reason; the Agent's or Lenders' acceleration of the Liabilities at any time; the extension, modification or renewal of the Liabilities or any Loan Document; the Agent's or Lenders' failure to undertake or exercise diligence in collection efforts against any party or property; the termination of any relationship of the Borrower with any Guarantor, including, but not limited to, any relationship of commerce or ownership; the Borrower's change of name or use of any name other than the name used to identify the Borrower in this Agreement; or any Borrower's use of the credit extended for any purpose whatsoever.

Section IX.14 Confidentiality. The Agent and each Lender agree to keep confidential any written or oral information (A) provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement or any other Loan Document or (B) obtained by such Lender based on a review of the books and records of the Borrower; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (1) to the Agent or any other Lender, (2) to any transferee or prospective transferee of the disclosing Lender which agrees to comply with the provisions of this subsection, (3) to its Affiliates, its Subsidiaries and the employees, directors, agents, attorneys, accountants and other professional advisors of it, its Affiliates and its Subsidiaries, provided that such Lender shall inform each such Person of the agreement under this Section 9.14 and take reasonable actions to cause compliance by any such Person referred to in this clause (3) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 9.14), (4) upon the request or demand of any governmental authority having jurisdiction over the Agent or such Lender or to the extent required in response to any order of any court or other governmental authority or as shall otherwise be required pursuant to any requirement of law, provided that the Agent or such Lender shall, unless the Agent or such Lender believes in good faith that it is prohibited by any requirement of law, notify the Borrower of any disclosure pursuant to this clause (4) as far in advance as is reasonably practicable under such circumstances, (5) which has been publicly disclosed other than in breach of this Agreement, (6) in connection with the exercise of any remedy hereunder, (7) in connection with periodic regulatory examinations,
(8) in connection with any litigation to which the Agent or such Lender may be a party, subject to the proviso in clause (4), and (9) if, prior to such information having been so provided or obtained, such information was already in the Agent's or a Lender's possession on a nonconfidential basis without a duty of confidentiality to the Borrower being violated.

Section IX.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section IX.16 Entire Agreement. This Agreement, the Exhibits attached hereto and the other Loan Documents constitute the entire understanding among the parties with respect to the subject matter hereof and supersede any and all contemporaneous and prior agreements between the parties hereto with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EDO CORPORATION

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ADDRESS FOR THE BORROWER:
60 East 42nd Street
Suite 5010
New York, NY 10165

Phone No.: (212) 716-2000
Fax No.: (212) 716-2050

(SIGNATURES CONTINUED ON NEXT PAGE)

MELLON BANK                             EUROPEAN AMERICAN BANK

By:                                     By:
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ADDRESS FOR MELLON BANK:                ADDRESS FOR EUROPEAN AMERICAN BANK:



Phone No.:                              Phone No.:
Fax No.:                                Fax No.:


KEYBANK, NA

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